UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Weatherford International public limited company
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WEATHERFORD INTERNATIONAL PLC

2014 Proxy Statement

Notice of Annual General Meeting of Shareholders
to be held on September 24, 2014

Our Corporate Sustainability in Action

Weatherford’s 335,000-square-foot office building at 2000 St. James Place, Houston, Texas, has been awarded LEED Gold certification, a rating given by the U.S. Green Building Council. Weatherford’s LEED Gold certification underlines a commitment to the environment, energy efficiency and safety. Features include:

  Efficient heating and cooling systems properly zoned to reduce energy consumption
  Office furnishings tested or third-party certified for low emissions
  Roof with a reflective surface helping reduce heat gain in the building and community
  Automatic timers reducing light transmittance between the hours of 11 p.m. and 5 a.m.
  Implementation of a construction management plan improving air quality
  Alternative transportation, bicycle storage and changing rooms accessible to all employees

TABLE OF
CONTENTS

A MESSAGE FROM OUR
BOARD OF DIRECTORS

To Our Fellow Weatherford Shareholders,
In the past year, we achieved substantial, fundamental progress. Together with Weatherford’s management and employees, we worked to build a solid foundation and move the Company forward. Grounded on careful assessment, we have developed well-defined operating and financial objectives to enable our industrial core to re-emerge and reach its full potential. Amidst challenging times, when we first embarked on our transformational path, we said that Weatherford was beginning a new chapter with a disciplined focus on operating excellence and capital efficiency. Today, we are grateful and proud to have begun delivering on this commitment with improved performance, yielding a much improved market valuation of our shares.

Our Foundational Accomplishments
Our major accomplishments in 2013 include the successful remediation of our material weakness in income tax accounting and the settlement of our FCPA and trade sanction matters. We are now intensely focused on growing our core product lines and on establishing a lean and efficient cost structure to produce the best possible returns on capital. In addition, with the announcement of several recent non-core asset divestitures, we are actively and purposefully working to de-lever our balance sheet. The joint effect of lowering our cost structure and divesting non-core business will be a powerful catalyst for future shareholder returns. Another recent significant strategic step was the successful re-domiciliation of your Company from Switzerland to Ireland. This move will yield the benefits we anticipated, such as the additional flexibility to manage our business more efficiently while maintaining our high standards

ii     Weatherford International plc - 2014 Proxy Statement

of corporate governance and enhancing the Company’s ability to retain and attract top talent. Changing our place of incorporation is a component driving our future progress and growth. Our re-domiciliation was supported by over 98% of the votes cast at our Extraordinary General Meeting of Shareholders in June.

A Key Priority – Our Shareholders
We strongly acknowledge our primary duty is owed to our shareholders, including maintaining your trust and confidence. Success means we will also fulfill our other duties, especially those owed to our employees, communities and other stakeholders. We are also in the unique position to help guide the Company forward by acting in accordance with Weatherford’s high standards of corporate governance. We believe that maintaining and, where appropriate, enhancing these standards is critical to the effective oversight of Weatherford’s business and our shareholders.

We firmly believe in active and regular dialogues with our current and potential shareholders and in maintaining a high level of transparency and visibility in the marketplace. For example, investor feedback has led to productive modifications in our executive compensation plan, creating an even stronger linkage between pay and performance. The management performance targets established in 2014 are the same as those we disclose to the public markets, aligning the interests of management with those of shareholders.

Our Annual General Meeting
At our Annual General Meeting discussed in this Proxy Statement, we are asking you to re-elect all nine current members of your Board of Directors as well as to take other actions. We believe we collectively have the complementary skills and experience, the deep company and industry knowledge, and the steadfast commitment to continue to act as responsible stewards of your capital. We hold ourselves to the highest standards, keeping the interest of our Company, clients, supply-chain, employees and shareholders at the center of our priorities. You can further learn about our qualifications as your Board members beginning on page 5 of this Proxy Statement.

Earlier this year, the Company announced the retirement of former U.S. Treasury Secretary, Nicholas F. Brady, from the Board. We would like to take this opportunity to thank Mr. Brady for his service as a trusted Board colleague and advisor.

Our Appreciation and Our Commitment
Weatherford has implemented initiatives and measures needed to leverage and further develop our industrial might and place the Company onto a long-term, financially rewarding path. These initiatives are here, in progress and designed to last. This next phase in our history is underway, and our operational and financial performance is turning around. It is with great pride and appreciation that we can now share our Company’s progress with you, our shareholders. Each member of your Board of Directors appreciates your continuing support. We are committed to ensuring that Weatherford is managed in a manner that is effective and accountable, and serves your long-term interests. After a constructive year of foundational accomplishments, we have re-emerged with a clear and disciplined focus. Today, we are strategically moving forward on a transformational path towards improved efficiency and profitability, operational excellence as well as capital and administrative quality. And given our progress and numerous achievements during the past year, we enthusiastically look forward to the upcoming year.

Sincerely,

David J. Butters	Bernard J. Duroc-Danner	John D. Gass

Francis S. Kalman	William E. Macaulay	Robert K. Moses, Jr.

Guillermo Ortiz	Emyr Jones Parry	Robert A. Rayne

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LETTER FROM THE CHAIRMAN, PRESIDENT
AND CEO

iv     Weatherford International plc - 2014 Proxy Statement

Your Vote is Important
We strongly encourage you to participate. Your support of our above proposals will help assure Weatherford’s continued success and further momentum. This also will reliably move the Company along its transformational path. Therefore, the Board recommends that you vote as soon as possible FOR all of the proposed agenda items.

Our Continued Focus on Shareholder Communication and Engagement
Over recent years, we have increased our efforts and improved our focus to communicate more clearly and transparently with our shareholders. With this in mind, we enhanced our Proxy Statement, Annual Report and shareholder presentations to make our materials easier to read and navigate. As a result of the positive feedback, we have continued with these efforts. We have again this year provided our shareholders with a comprehensive discussion on Corporate Governance and Executive Compensation, using clear language and graphics to better help you understand and focus on the relevant and important information. I also invite you to visit our special website —www.WeatherfordAnnualMeeting.com—where you will find centralized and up-to-date details and instructions regarding our upcoming Annual General Meeting.

Our Appreciation and Our Commitment
On behalf of your entire Board of Directors and management team, I offer my sincere thanks and humble appreciation to you, our shareholders, for your continued support and commitment to our turnaround strategy. We are confident Weatherford’s entrepreneurial spirit, combined with a disciplined and focused path, will drive great future opportunities. I also want to express my gratitude to our Board of Directors for offering steadfast direction and guidance over the last year. We are firmly committed to our transformational strategy, which will continue to leverage and further develop our industrial might, placing us on a long-term financially rewarding path. Weatherford’s future is bright. We will re-emerge as a beacon of technology and performance for our industry.

Respectfully,

Bernard J. Duroc-Danner
Chairman of the Board, President and Chief Executive Officer

OUR TIMELINE: FROM INCEPTION TO DELIVERING ON OUR TURNAROUND

OUR BUSINESS

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technologies and services to the oil and gas industry. Our product and service portfolio spans the lifecycle of the well and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. Weatherford is incorporated in Ireland, operates in over 100 countries and currently employs approximately 60,000 people worldwide.

ORIGINS AND REWARDS

Weatherford has built a well-defined and outstanding industrial core based upon distinctive proprietary technologies and exceptional collective expertise. Since inception, we have focused on addressing the needs of production declines in mature fields and the rise of unconventional hydrocarbons while maintaining a strong strategic focus on preserving well integrity. We were greatly rewarded for a long time, and growth around our specific industrial focus enabled Weatherford to develop into a multinational integrated oilfield service provider in only a quarter of a century. This course was rewarding to shareholders, customers and employees.

OUR CHALLENGES

Along the way we experienced serious difficulties and setbacks. We lost our industrial bearing and implications of scale were not well managed. As a result, the years 2011 and 2012 were a very punitive time for our organization and for you, our shareholders. The cause and effect was clearly understood by the Board and your management. We guided ourselves through the turbulence and, as soon as it became possible, we focused on a turnaround of our Company.

OUR OPPORTUNITIES

Today, while remaining dedicated to our industrial vision and entrepreneurial spirit, we have reemerged a stronger and better Company. After a constructive year in 2013 of closing critical problems, we have come forth with a clear and disciplined focus on Core, Cost and Cash, all of which should deliver significant shareholder value.

OUR DELIVERY

The joint effect of divesting non-core businesses and lowering our cost structure is simple and powerful. We are focused on generating free cash flow, efficiently managing working capital and lowering capital intensity while growing our core business. We believe that our team’s efforts and our strategy will serve as a strong catalyst for improved and sustainable shareholder returns.

Our Direction – Core, Cost and Cash

Weatherford has implemented measures intended to leverage and further develop our industrial strength, and place us on a long-term, financially rewarding path. We are committed to delivering sustainable high returns to shareholders through a steadfast focus on Core, Cost and Cash.

CORE	The core consists of four product segments: Well Construction, Formation Evaluation, Completion and Artificial Lift, all of which we believe offer distinctive, specialized services to our customers, have solid capital attributes, exceptional growth and margin profiles and an outstanding future.
COST	Cost efficiency is now a way of life. Running support functions and operations with a lower cost structure, while maintaining a high quality of execution, is now an integral and established Company metric. We are currently engaged in an aggressive cost reduction program, specifically involving decreasing headcount and streamlining operations. Weatherford is determined in our commitment to keep the Company’s cost base efficient with an aim of driving better returns.
CASH

A culture of cash is now embedded in Weatherford’s DNA. We are focused on generating free cash flow, efficiently managing working capital, and lowering capital intensity, all in a manner compatible with growing the Company’s core. Weatherford’s continued objective is to reduce the ratio of net debt to total capitalization through growth and sustainable free cash flow, complemented by our planned divestiture proceeds.

COMPENSATION HIGHLIGHTS

“Our executives’ compensation is based upon the Company’s performance and the actions taken by each executive to contribute to that performance. We strive for transparency in aligning Company performance and pay. In fact, the performance targets our management seeks to achieve are identical to those we disclose to the public markets.”
William E. Macaulay Chairman, Compensation Committee

Proactive Approach
We maintain best governance practices with respect to executive compensation
✓	We engage in regular and ongoing dialogue with our shareholders and have improved our executive compensation program based on investor feedback.
✓	We have designed an executive compensation program that aligns executive interests with that of our shareholders.
✓	We have established sound practices and are committed to continually improving those practices in our executive compensation program.
✓	We avoid objectionable pay practices in our executive compensation program.
✓	We structure our executive compensation to align performance with pay.

viii     Weatherford International plc - 2014 Proxy Statement

2013 Performance Highlights

In 2013, we made significant progress, successfully accomplishing the following:

  remediating our material weakness in internal controls over income tax accounting;
  negotiating a settlement of our U.S. governmental investigations;
  initiating and establishing a focus on cash and returns as a guiding principle and value system;
  commencing our divestiture program of non-core assets;
  achieving significant improvement in our safety statistics over prior years; and
  generating a 38% total shareholder return in 2013.

These achievements help propel Weatherford on a path of clear progression building towards improved capital efficiency, operational excellence, and administrative quality.

Pay for Performance

Weatherford’s 2014 compensation program is designed to reward executives for financial and operational achievements which are aligned with shareholder interests. Our executive officers receive their maximum reward opportunity only if Weatherford performs exceptionally well, and our shareholders benefit from that performance.

COMPENSATION ELEMENT	OBJECTIVE	KEY FEATURES	PERFORMANCE / AT RISK?
Base Salary	Reflects executive responsibilities, job characteristics, seniority, experience and skill set.	Reviewed annually and subject to adjustment based on individual performance, experience, leadership and market factors.	No.
Annual Cash Incentive	Rewards executives’ contributions to the achievement of predetermined financial and operational objectives.	Compensation Committee establishes performance measures to best align performance relative to meeting financial, operational and safety goals ultimately driving shareholder value.	Yes, pays out only based on achievement of established measurable goals; may not pay out.
Performance Units (Long-Term Equity Awards)	Correlates realized pay with increases in shareholder value in absolute terms over a long-term period.	In periods of low shareholder return, executives realize little or no value. In periods of high shareholder return, executives may realize substantial value.	Yes, pays out only based on increased shareholder value; may not vest depending upon shareholder return.
Restricted Share Units (Long-Term Equity Awards)	Incentivizes management contributions to long-term increases in shareholder value. Retains executives in the competitive energy market.	A portion of executive compensation is paid in equity, and value is realized based on future share price. Provides a direct correlation of realized pay to changes in shareholder value.	Yes, value increases or decreases in correlation to share price.

Weatherford International plc - www.WeatherfordAnnualMeeting.com     ix

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of nine Directors. All Directors are elected annually by a majority of votes cast. Detailed information about each Director’s background, skillset and areas of expertise can be found beginning on page 5.

*	At the next meeting of the Audit Committee, scheduled to occur on September 23, 2014, Mr. Kalman will become Chair of the Audit Committee, and Mr. Rayne will leave the position of Chair but remain a member of the Audit Committee.

x     Weatherford International plc - 2014 Proxy Statement

William E. Macaulay

- **Age:** 68
- **Director Since:** 1998
- **Position:** Chairman and CEO of First Reserve Corporation
- **Principal Skills:** Finance, executive management
- **Independent:** Yes
- **Committee Memberships:**
  Compensation Committee: Chair
- **Other Current Boards:**
  Dresser-Rand Group, Inc.;
  CHC Group Ltd.;
  Glencore Xstrata plc

Robert K. Moses, Jr.

- **Age:** 74
- **Director Since:** 1998
- **Position:** Private investor
- **Principal Skills:** Investing
- **Independent:** Yes
- **Committee Memberships:**
  Audit Committee: Member
  Compensation Committee: Member
  Health, Safety and Environment Committee: Member

Guillermo Ortiz

- **Age:** 65
- **Director Since:** 2010
- **Position:** Chairman of Banorte, S.A.B. de C.V.
- **Principal Skills:** Banking, finance
- **Independent:** Yes
- **Committee Memberships:**
  Audit Committee: Member
  Compensation Committee: Member
- **Other Current Boards:**
  Grupo Aeroportuario del Sureste S.A.B. de C.V.;
  Grupo Comercial Chedraui S.A.B. de C.V.;
  Mexichem S.A.B. de C.V.; Vitro S.A.B. de C.V.

Emyr Jones Parry

- **Age:** 66
- **Director Since:** 2010
- **Position:** President, University of Aberystwyth; Chairman, All Wales Convention
- **Principal Skills:** Education, governmental relations, diplomacy
- **Independent:** Yes
- **Committee Memberships:**
  Corporate Governance and Nominating Committee: Member
  Health, Safety and Environment Committee: Chair

Robert A. Rayne

- **Age:** 65
- **Director Since:** 1987
- **Position:** Former Chairman and CEO of LMS Capital plc
- **Principal Skills:** Finance, executive management
- **Independent:** Yes
- **Committee Memberships:**
  Audit Committee: Chair*
  Corporate Governance and Nominating Committee: Member
- **Other Current Boards:** ChyronHego Corporation; Derwent London plc; LMS Capital plc

*	At the next meeting of the Audit Committee, scheduled to occur on September 23, 2014, Mr. Kalman will become Chair of the Audit Committee, and Mr. Rayne will leave the position of Chair but remain a member of the Audit Committee.

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GOVERNANCE HIGHLIGHTS

The Board recognizes the importance of acting in accordance with Weatherford’s high principles of corporate governance. Maintaining and enhancing these standards is critical to the effective oversight of Weatherford’s business and is an important element of fulfilling the Company’s duties to shareholders.

We acknowledge our responsibility of being accountable stewards and hold ourselves to high ethical standards and believe these to be essential to the growth, health and sustainability of our organization.

The following highlights some key characteristics of our Board and governance practices.

BOARD AND GOVERNANCE PRACTICES
Size of Board	9
Average Age of Directors	67
Number of Independent Directors	8
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Presiding Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Equity Grants to Non-Employee Directors	Yes
Number of Board Meetings Held in 2013	5
Code of Business Conduct Applicable to Directors	Yes
Corporate Compliance Program	Yes
Policy on Related Person Transactions	Yes
Board-Level Health, Safety and Environment Committee	Yes
Disclosure Committee for Financial Reporting	Yes
Annual Advisory Approval of Executive Compensation	Yes
Shareholder Ability to Call Special Meetings (10% Threshold)	Yes
Milling assembly, Weatherford QuickCut™ casing exit system.

xii     Weatherford International plc - 2014 Proxy Statement

VOTING INSTRUCTIONS

Vote before our Annual General Meeting
Every vote matters to the future of Weatherford. Even if you plan to attend the meeting, please take the time to vote in advance using one of the following methods.

In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

AGENDA ITEMS THAT REQUIRE YOUR VOTE
ITEMS	BOARD RECOMMENDATION	REASONS FOR BOARD RECOMMENDATION	PAGE NUMBER
Election of Directors	FOR all nominees	The Board believes the members of the Board collectively have the skills and experience needed to continue to oversee the implementation of Weatherford’s strategic plan for the benefit of shareholders, employees and other stakeholders	5
Appointment of Auditors for 2014 and determining their remuneration	FOR the appointment of KPMG LLP and authorizing the Board to determine the auditors’ remuneration	Based on the recommendation of the Audit Committee	18
Advisory resolution on compensation of Named Executive Officers	FOR the resolution	The Board believes Weatherford’s executive compensation program is effective in achieving the Company’s objectives	20
Authorizing holding 2015 Annual General Meeting outside of Ireland	FOR the authorization	The Board would like to ensure flexibility in determining the optimal location of the 2015 Annual General Meeting	45

If you are a shareholder of record or a beneficial shareholder

You may vote using one of the following options described below:

Weatherford International plc - www.WeatherfordAnnualMeeting.com     xiii

Notice of Annual General Meeting of Shareholders

September 24, 2014
10:00 A.M. (Central European Time)
The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland

Notice is hereby given that the 2014 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Weatherford International plc (the “Company”) will be held at 10:00 a.m. (Central European Time) on Wednesday, September 24, 2014, at The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland, for the following purposes:

AGENDA ITEMS:

1.	By separate resolutions, to elect the following nine individuals as directors of the Company to hold office until the 2015 annual general meeting of shareholders of the Company (the “2015 Annual General Meeting”) or, in each case, until his earlier death, retirement, resignation or removal from the position of director:

(1)	David J. Butters	(6)	Robert K. Moses, Jr.
(2)	Dr. Bernard J. Duroc-Danner	(7)	Dr. Guillermo Ortiz
(3)	John D. Gass	(8)	Sir Emyr Jones Parry
(4)	Francis S. Kalman	(9)	Robert A. Rayne
(5)	William E. Macaulay

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the financial year ending December 31, 2014, to hold office until the close of the 2015 Annual General Meeting, and to authorize the board of directors of the Company, acting through the Audit Committee, to determine the auditors’ remuneration.

3.	To adopt an advisory resolution approving the compensation of the named executive officers.

4.	To authorize holding the 2015 Annual General Meeting at a location outside of Ireland as required under Irish law.

The foregoing items, including the votes required in respect of each, are more fully described (and the full text of each proposal is set out) in the accompanying proxy statement, which shall be deemed to form a part of this notice.

ORGANIZATIONAL MATTERS

We have established the close of business on August 1, 2014, as the record date for determining the shareholders listed in our share register (registered shareholders) entitled to attend, vote or grant proxies to vote at the meeting or any adjournments or postponements of the meeting. A copy of this notice, the accompanying proxy statement and the enclosed proxy card are first being sent on or about August 18, 2014, to each shareholder in our share register as of the record date, together with a copy of our 2013 Annual Report.

Only shareholders who are registered in our share register as of the record date will be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. Any such registered shareholder may appoint one or more proxies to attend, speak and vote in his place at the Annual General Meeting. A proxy need not be a registered shareholder.

ANNUAL REPORT, CONSOLIDATED FINANCIAL STATEMENTS

The 2013 Annual Report on Form 10-K and the audited consolidated financial statements of Weatherford International Ltd., our predecessor company, for the year ended December 31, 2013, and accompanying auditors’ reports have been filed with the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the SEC). Complete copies of these materials are available on our website at www.weatherford.com. Any record shareholder may also obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056 or by telephone at +1 (713) 836-4000.

August 13, 2014

By Order of the Board of Directors

Dianne B. Ralston
Corporate Secretary

PROXY STATEMENT	1	Information about the Meeting and Voting

AGENDA ITEM 1 ELECT DIRECTORS	10	Meetings of the Board and Committees
	11	Board Compensation
	13	Corporate Governance Matters
	15	Share Ownership
	17	Related Person Transaction
				05-17

AGENDA ITEM 2 RATIFY APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZE AUDITORS’ REMUNERATION	18	Change in Independent Registered Public Accounting Firm
	19	Fees paid to KPMG and Ernst & Young
	19	Audit Committee Pre-Approval Policy
	19	Audit Committee Report
				18-19

AGENDA ITEM 3 ADOPT AN ADVISORY RESOLUTION REGARDING EXECUTIVE COMPENSATION	20	Adopt an Advisory Resolution Regarding Executive Compensation
				20

EXECUTIVE OFFICERS	21	Executive Officers
				21

EXECUTIVE COMPENSATION	22	Compensation Discussion And Analysis	38	Potential Payments Upon Termination or Change in Control
	34	Compensation Committee Report	42	Outstanding Equity Awards at December 31, 2013
	34	Compensation Committee Interlocks and Insider Participation	43	Option Exercises and Restricted Shares/Units Vested in 2013
	35	Summary Compensation Table	44	Pension Benefits
	37	Grants of Plan-Based Awards in 2013	44	Nonqualified Deferred Compensation
				22-44

AGENDA ITEM 4 AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND	45	Authorization to hold the 2015 Annual General Meeting of Shareholders at a location outside of Ireland
				45

OTHER INFORMATION	46	Incorporation by Reference
	46	Section 16(a) Beneficial Ownership Reporting Compliance
	46	Proposals by Shareholders
	47	Other Business
	47	Householding
	47	Additional Information Available
				46-47

 PROXY STATEMENT

Information about the meeting and voting

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on September 24, 2014: This proxy statement of Weatherford International plc and our 2013 Annual Report are available at: www.WeatherfordAnnualMeeting.com.

Date and Time

September 24, 2014, at 10:00 a.m. (Central European Time)

Place

The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland

General

On June 17, 2014, we completed the change in the place of incorporation of our predecessor company Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), from Switzerland to Ireland through a merger of Weatherford Switzerland into Weatherford International plc. As a result, Weatherford International plc became the new public holding company and parent of the Weatherford group of companies. We refer to this transaction in this proxy statement as the “Redomestication.” In connection with the Redomestication, each registered share of Weatherford Switzerland was cancelled as consideration for the allotment of one ordinary share, par value $0.001 per share, of Weatherford International plc (excluding treasury shares). The ordinary shares trade on the New York Stock Exchange (“NYSE”) under the symbol “WFT.”

As a result of the Redomestication, unless the context indicates otherwise, in this proxy statement all references to “shares” relating to a date prior to June 17, 2014, refer to registered shares of Weatherford Switzerland, while all references to “shares” relating to a date on or after June 17, 2014, refer to ordinary shares of Weatherford International plc. Similarly, in this proxy statement, we refer to Weatherford International plc as the “Company,” “we,” “us” or “our.” However, similar references for any date or period prior to June 17, 2014, refer to Weatherford Switzerland, as the context may require.

This proxy statement and the accompanying proxy card are first being mailed on behalf of our Board of Directors to all shareholders beginning on or about August 18, 2014.

Our principal executive offices in Switzerland are located at Bahnhofstrasse 1, 6340 Baar, Switzerland, and our telephone number there is +41.22.816.1500.

References to “$” in this proxy statement are references to United States dollars, references to “CHF” are references to Swiss francs, and references to “£” are to U.K. pounds sterling.

Agenda

At the Annual General Meeting, shareholders will be asked to vote on the following agenda items:

  Item 1: By separate resolutions, to elect the following nine individuals as directors of the Company to hold office until the 2015 annual general meeting of shareholders of the Company (the “2015 Annual General Meeting”) or, in each case, until his earlier death, retirement, resignation or removal from the position of director:
(1)	David J. Butters	(6)	Robert K. Moses, Jr.
(2)	Dr. Bernard J. Duroc-Danner	(7)	Dr. Guillermo Ortiz
(3)	John D. Gass	(8)	Sir Emyr Jones Parry
(4)	Francis S. Kalman	(9)	Robert A. Rayne
(5)	William E. Macaulay
  Item 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, to hold office until the close of the 2015 Annual General Meeting, and to authorize the board of directors, acting through the Audit Committee, to determine the auditors' remuneration.
  Item 3: To adopt an advisory resolution approving the compensation of the named executive officers.
  Item 4: To authorize holding the 2015 Annual General Meeting at a location outside of Ireland as required under Irish law.

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PROXY STATEMENT

Who Can Vote

All shareholders registered in our share register (registered shareholders) at the close of business on the record date of August 1, 2014, have the right to notice of, and to vote, in person or by proxy, at the Annual General Meeting. Registered shareholders are entitled, on a poll, to one vote per ordinary share on all matters submitted to a vote of shareholders at the Annual General Meeting, so long as those shares are represented at the Annual General Meeting in person or by proxy.

A registered shareholder may appoint one or more proxies to attend, speak and vote in her place at the Annual General Meeting. A proxy need not be a registered shareholder.

Meeting Attendance

If you wish to attend the Annual General Meeting in person, you will need to bring proof of identification along with proof of your share ownership. If your shares are held beneficially in the name of a bank, broker or other nominee, you may bring a bank or brokerage account statement as your proof of ownership of shares as of the record date.

Proxies Solicited By

Your vote and proxy are being solicited by our Board of Directors in favor of Ms. Dianne B. Ralston or, failing her, Dr. Bernard J. Duroc-Danner, for use at the Annual General Meeting.

How to Vote

To ensure your representation at the Annual General Meeting, we request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to the persons named in the enclosed proxy card, by completing, signing, dating and returning the enclosed proxy card for receipt by us no later than 5:59 a.m. Central European Time on September 23, 2014 (11:59 p.m. New York Time on September 22, 2014), whether or not you plan to attend.

Most of our individual beneficial owners hold their shares through a brokerage account and therefore are not listed in our share registry.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares. This may be very difficult for an individual shareholder to do, so individual shareholders holding in street name are strongly encouraged to submit their proxy to their broker, who in turn will vote in accordance with their directions. See “Quorum/Voting” as to the effect of broker non-votes.

Proxies

A copy of this proxy statement and enclosed proxy card are being sent to each shareholder registered in our share register as of August 1, 2014. Shareholders not registered in our share register as of August 1, 2014, will not be entitled to attend, vote or grant proxies to vote at the Annual General Meeting.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to Ms. Dianne B. Ralston or, failing her, Dr. Bernard J. Duroc-Danner (the “Proxy Holders”), by completing, signing, dating and returning the enclosed proxy card for receipt by us no later than 5:59 a.m. Central European Time on September 23, 2014 (11:59 p.m. New York Time on September 22, 2014), whether or not you plan to attend.

If you are a registered holder and you properly complete and submit your proxy card in a timely manner, you will be legally designating the individual or individuals named by you in the proxy card or, if you do not name your proxy or proxies, the Proxy Holders, to vote your shares in accordance with your instructions indicated on the card. If you are a registered shareholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board of Directors recommends on each proposal, and, if other matters properly come before the Annual General Meeting, the Proxy Holders will have your authority to vote your shares in their discretion on such matters.

We may accept a proxy by any form of communication permitted by Irish law and as the Board of Directors may approve in accordance with our Articles of Association (“Articles”).

2     Weatherford International plc - 2014 Proxy Statement

PROXY STATEMENT

Revoking Your Proxy

If you are a registered shareholder, you may revoke your proxy by:

  writing to the Secretary, such that the revocation is received at Bahnhofstrasse 1, 6340 Baar, Switzerland, or at the Company’s registered office, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at least one hour prior to the commencement of the Annual General Meeting; or
  submitting a later-dated proxy via mail, to the address specified in the proxy materials, for receipt by us no later than 5:59 a.m. Central European Time on September 23, 2014 (11:59 p.m. New York Time on September 22, 2014).

If you have revoked your proxy as described above, you may attend and vote in person at the Annual General Meeting.

If you are not a registered holder but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy, since attending the Annual General Meeting alone will not revoke any proxy.

Outstanding Shares

As of August 1, 2014, there were approximately 773,630,287 ordinary shares issued and entitled to vote.

Quorum/Voting

A quorum at our Annual General Meeting will be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of our ordinary shares. For purposes of determining a quorum, abstentions and broker “non-votes” present in person or by proxy are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

If you are a beneficial shareholder and your broker holds your shares in its name (in “street name”), the broker generally has discretion to vote your shares with respect to “routine” proposals, even if the broker does not receive voting instructions from you. However, your broker may not vote your shares with respect to “non-routine” proposals. Proxies submitted by brokers without instructions from customers for non-routine matters are referred to as “broker non-votes.” Under the rules of the NYSE, Proposal 1 (election of directors), Proposal 2 (approval of executive compensation advisory resolution) and Proposal 4 (authorization to hold our 2015 at a location outside of Ireland) are non-routine proposals. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares in these matters unless your broker receives voting instructions from you.

Approval of each of the proposals to be presented at the Annual General Meeting will be decided by an “ordinary resolution” (i.e., by a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present). The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. Abstentions and broker “non-votes” will not affect the voting results.

Multiple Proxy Cards

If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

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PROXY STATEMENT

Cost of Proxy Solicitation

We have retained AST Phoenix Advisors to solicit proxies from our shareholders at an estimated fee of $20,000, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions

You may call our proxy solicitor, AST Phoenix Advisors, toll-free at +1 800 252 7164 (U.S. callers) or +1 201 806 7301 (international callers), or our U.S. Investor Relations Department at +1 (713) 836-4000, or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

4     Weatherford International plc - 2014 Proxy Statement

 AGENDA ITEM 1     ELECT DIRECTORS

The board of directors recommends that you vote “FOR”
each of these nominees for director.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Company’s Board of Directors has nominated the following nine nominees to be elected at the Annual General Meeting: David J. Butters, Bernard J. Duroc-Danner, John D. Gass, Francis S. Kalman, William E. Macaulay, Robert K. Moses, Jr., Guillermo Ortiz, Emyr Jones Parry, and Robert A. Rayne. All of the nominees for director are independent under the rules of the New York Stock Exchange, other than Bernard J. Duroc-Danner, who is an employee.

Each of David J. Butters, Bernard J. Duroc-Danner, John D. Gass, Francis S. Kalman, William E. Macaulay, Robert K. Moses, Jr., Guillermo Ortiz, Emyr Jones Parry and Robert A. Rayne are existing directors who, in accordance with the Articles, shall retire at the Annual General Meeting and are eligible for re-election.

Each director elected will hold office until the 2015 Annual General Meeting or, in each case, until his earlier death, retirement, resignation or removal from the position of director. All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director.

If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for all of the listed nominees for director. The vote will be held by a separate resolution for each director nominee. A director nominee will be re-elected if approved by an ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present). Abstentions and “broker non-votes” will not affect the voting results.

Biographies of Directors

David J. Butters

Mr. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings, Ltd., an international shipping company the principal business of which is the transport of liquefied petroleum gas, since September 2008 and has been Chairman and President of Navigator Holdings since August 2006. From 1969 to September 2008, Mr. Butters was a Managing Director of Lehman Brothers Inc., an investment banking company. In addition to serving as Chairman of the Board of GulfMark Offshore, Inc., Mr. Butters is also Chairman of the Board of Directors of ACOL Tankers Ltd., a privately held oil tanker company. Mr. Butters holds a B.S. from Boston College and an M.B.A. from Columbia University Business School.

Specific qualifications and experience of particular relevance to our Company

Mr. Butters’ extensive career experience in investment banking is an asset to the Audit Committee in carrying out its duties. In addition, his chief executive officer experience and his depth of knowledge of the Company’s business as a result of his 29-year directorship on our Board provide us with a valuable perspective in making strategic decisions and planning for our future.

Age: 73 Director since: 1984
Committees: Audit; Corporate Governance & Nominating (Chairman)
Other Public Company Boards: GulfMark Offshore, Inc. (Chairman)

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AGENDA ITEM 1

Bernard J. Duroc-Danner

Dr. Duroc-Danner joined EVI, Inc., Weatherford’s predecessor company, at its inception in May 1987 and was directly responsible for the growth of EVI, Inc.’s oilfield service and equipment business. He has directed the growth of the Company since that time. He was elected EVI’s President and Chief Executive Officer in 1990. Subsequent to the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Dr. Duroc-Danner was elected as our Chairman of the Board. Dr. Duroc-Danner’s family has been in the oil business for two generations. He holds an M.B.A. and a Ph.D. in Economics from Wharton (University of Pennsylvania). Prior to the start-up of EVI, Dr. Duroc-Danner held positions at Arthur D. Little Inc. and Mobil Oil Inc. Dr. Duroc-Danner has been a director of LMS Capital plc, an investment company listed on the London Stock Exchange, since 2006. Dr. Duroc-Danner also serves on the National Petroleum Council and is a member of the Society of Petroleum Engineers. Dr. Duroc-Danner was the recipient of Ernst & Young’s 2008 Entrepreneur of the Year in Energy, Chemicals and Mining category.

During the past five years, Dr. Duroc-Danner also was a director of Helix Energy Solutions Group, Inc.

Specific qualifications and experience of particular relevance to our Company

Dr. Duroc-Danner is a valued member of the Board because of his educational background, depth of knowledge of the oilfield service industry, domestically and internationally, and his 27 years of experience in successfully leading and expanding the Company’s business. As President and Chief Executive Officer, Dr. Duroc-Danner serves as an important link between senior management and the Board, and he brings to the Board an invaluable perspective in strategic planning for the future growth of the Company.

Age: 60 Director since: 1988
Committees: None
Other Public Company Boards: LMS Capital plc

John D. Gass

Mr. Gass is a retired executive who held positions of Vice President of Chevron Corporation and President of Chevron Gas and Midstream, a role held from 2003 until 2012. Mr. Gass joined Chevron in 1974 and over the next 38 years held positions of increasing responsibility both domestically and abroad, in engineering, operations and executive management.

Mr. Gass has been a director of Southwestern Energy Company since November 2012. He became a director of Suncor Energy Inc. in February 2014. Mr. Gass received a bachelor’s degree in civil engineering from Vanderbilt University and a master’s degree in civil engineering from Tulane University. He serves on the Board of Visitors for the Vanderbilt School of Engineering and is on the advisory board for the Vanderbilt Eye Institute. He is a member of the American Society of Civil Engineers and the Society of Petroleum Engineers.

Specific qualifications and experience of particular relevance to our Company

Mr. Gass has 38 years of experience in the international exploration and production industry, including executive leadership experience, which is a valuable asset to our Board in its strategic planning and decision-making processes.

Age: 62 Director since: 2013
Committees: Compensation; Health, Safety and Environment
Other Public Company Boards: Southwestern Energy Company, Suncor Energy Inc.

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AGENDA ITEM 1

Francis S. Kalman

Mr. Kalman serves as a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC that specializes in direct investments in upstream, midstream and oilfield service companies. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from 2002 until his retirement in 2008 and as Chief Financial Officer from 2002 until 2007. From 2000 to 2002, he was Senior Vice President and Chief Financial Officer of Chemical Logistics Corporation, from 1999 to 2000, he was a principal of Pinnacle Equity Partners, LLC, from 1998 to 1999, he was Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation and from 1996 to 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc. Mr. Kalman started his career as a Certified Public Accountant with PriceWaterhouse & Co. In addition to the above, he has served in various financial capacities with Atlantic Richfield Company (1975 to 1982), United Gas Pipeline (1982 to 1991) and American Ref-Fuel (1991 to 1996). Mr. Kalman has a B.S. in Accounting from Long Island University.

In addition to his directorships on the boards of Ensco plc, Kraton Performance Polymers, Inc. and CHC Group Ltd., during the past five years, Mr. Kalman also served on the board of Pride International, Inc., which merged into Ensco plc.

Specific qualifications and experience of particular relevance to our Company

Mr. Kalman has extensive experience in accounting and financial reporting, including chief financial officer experience and serving as chairman of the audit committee of a public company. In addition to financial expertise, he also has executive leadership and strategic planning experience in the international energy service industry that complements the mix of skills of our other members of the Board.

Age: 67 Director since: 2013
Committees: Audit (Vice Chairman)*
Other Public Company Boards: Ensco plc, Kraton Performance Polymers, Inc., CHC Group Ltd.

William E. Macaulay

Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation. He has been with First Reserve, a private equity investment firm focused on the energy industry, since 1983. Mr. Macaulay is responsible for supervision of all aspects of the firm’s investment program and strategy, as well as overall management of the firm. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. Mr. Macaulay also served as Director of Corporate Finance for Oppenheimer & Co., Inc., where he worked from 1972 to 1982. Mr. Macaulay holds a B.B.A. from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Currently, Mr. Macaulay serves as Chairman of Dresser-Rand Group Inc., and is a director of Glencore Xstrata plc. Mr. Macaulay also serves as Chairman of CHC Group Ltd. Previously, Mr. Macaulay served as Chairman of the Board of Foundation Coal Holdings, Inc., and as a director of Dresser, Inc., National Oilwell Varco, Inc., and Pride International, Inc., which merged into Ensco plc.

Specific qualifications and experience of particular relevance to our Company

Mr. Macaulay’s investment and financial expertise, chief executive officer experience and extensive knowledge of the oilfield service industry are important assets to the Board in its decision-making process and in strategic planning.

Age: 68 Director since: 1998
Committees: Compensation (Chairman)
Other Public Company Boards: Dresser-Rand Group, Inc. (Chairman), CHC Group Ltd. (Chairman), Glencore Xstrata plc

*	At the next meeting of the Audit Committee, scheduled to occur on September 23, 2014, Mr. Kalman will become Chair of the Audit Committee, and Mr. Rayne will leave the position of Chair but remain a member of the Audit Committee.

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AGENDA ITEM 1

Robert K. Moses, Jr.

Mr. Moses has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than 20 years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998. Mr. Moses holds a B.A. in Economics from the University of Texas at Austin.

Specific qualifications and experience of particular relevance to our Company

Mr. Moses’ investment experience, extensive knowledge of and experience in the oilfield service industry and institutional knowledge of one of Weatherford’s most significant legacy companies provide a unique perspective that is an asset to the Board in its decision-making process.

Age: 74 Director since: 1998
Committees: Audit; Compensation; Health, Safety and Environment
Other Public Company Boards: None

Guillermo Ortiz

Dr. Ortiz is Chairman of Banorte, the third largest bank in Mexico, and served as Governor of the Bank of Mexico from 1998 until 2009, and as Chairman of the Board of the Bank for International Settlements (BIS) in 2009. He previously served as Secretary of Finance and Public Credit in Mexico, from 1994 to 1998. Dr. Ortiz was also Executive Director at the International Monetary Fund and is a director of several international non-profit organizations. Other public company boards include Grupo Aeroportuario del Sureste S.A.B. de C.V., Grupo Comercial Chedraui S.A.B. de C.V., Mexichem S.A.B. de C.V., and Vitro S.A.B. de C.V. Dr. Ortiz holds a B.A. in Economics from the National Autonomous University of Mexico and both an M.Sc. and a Ph.D. in Economics from Stanford University.

Specific qualifications and experience of particular relevance to our Company

Dr. Ortiz is a valuable member of the Audit Committee because of his extensive finance and banking experience, particularly relating to global economic matters and multinational financing. In addition, he brings to the Board an important international perspective.

Age: 65 Director since: 2010
Committees: Audit; Compensation
Other Public Company Boards: Grupo Aeroportuario del Sureste S.A.B. de C.V., Grupo Comercial Chedraui S.A.B. de C.V., Mexichem S.A.B. de C.V., Vitro S.A.B. de C.V.

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AGENDA ITEM 1

Emyr Jones Parry

Sir Emyr has been the President of the University of Aberystwyth, located in Wales, since 2008, Chairman of the All Wales Convention, a body established by the Welsh Assembly Government to review Wales’s constitutional arrangements, since 2007, Chairman of Redress, a human rights organization, and Chairman of the Corporate and Social Responsibility External Advisory Group of First Group plc, a transport operator, since 2008. Sir Emyr previously held numerous diplomatic positions, including UK Permanent Representative to the UN from 2003 to 2007 and UK Ambassador to NATO from 2001 to 2003, after specializing in European Union affairs including energy policy. Sir Emyr received a B.S. in Theoretical Physics from the University of Cardiff and a Ph.D. in Polymer Physics from the University of Cambridge.

Specific qualifications and experience of particular relevance to our Company

Sir Emyr brings to the Board a wealth of government relations experience, a high level of public and social policy knowledge and an important international perspective that are valuable to the Board in making global business decisions.

Age: 66 Director since: 2010
Committees: Corporate Governance & Nominating; Health, Safety and Environment (Chair)
Other Public Company Boards: None

Robert A. Rayne

Mr. Rayne has been a non-executive director of LMS Capital plc, an investment company listed on the London Stock Exchange, since February 2010, and was the Chairman of LMS Capital from February 2010 to January 2012. Mr. Rayne was the Chief Executive Officer and a director of LMS Capital from June 2006, when the investment business of London Merchant Securities plc was demerged and LMS Capital was formed to hold this business, until February 2010. Mr. Rayne was employed by London Merchant Securities from 1968 to June 2006 and served as its Chief Executive Director from May 2001 to June 2006. Other public company boards include ChyronHego Corporation and Dervvent London plc. Mr. Rayne attended Malvern College and received a diploma from the New York Institute of Finance in Accounting, Law, and Working in the Stock Exchange.

Mr. Rayne is Vice Chairman and Presiding Director of the Company’s Board. As Presiding Director, Mr. Rayne leads the executive sessions of the non-management directors, which are held at least twice each year.

Specific qualifications and experience of particular relevance to our Company

Mr. Rayne has expertise in a wide range of sectors in addition to the oilfield service industry, including the real estate, media, consumer and technology industries. His 27-year tenure on our Board and his financial and investment expertise, chief executive office experience, international perspectives and diversity of expertise are beneficial to the Board in carrying out its duties.

Age: 65 Director since: 1987
Committees: Audit (Chairman), Corporate Governance & Nominating*
Other Public Company Boards: ChyronHego Corporation, Derwent London plc (Non-Executive Chairman), LMS Capital plc

Former director

Mr. Nicholas F. Brady served as a director of the Company beginning in 2004. Mr. Brady resigned from the Board of Directors in February 2014 due to other personal commitments.

*	At the next meeting of the Audit Committee, scheduled to occur on September 23, 2014, Mr. Kalman will become Chair of the Audit Committee, and Mr. Rayne will leave the position of Chair but remain a member of the Audit Committee.

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AGENDA ITEM 1

Meetings of the board and committees

Committees

The Board has created the following committees: Audit; Compensation; Corporate Governance and Nominating; and Health, Safety and Environment. All members of these committees are considered independent under the current rules of the NYSE and the SEC. The current members of each committee are shown in the following table.

Name	Audit	Compensation	Corporate Governance & Nominating	Health, Safety & Environment
David J. Butters	✓		✓ (Chairman)
Bernard J. Duroc-Danner
John D. Gass		✓		✓
Francis S. Kalman*	✓ (Vice Chairman)
William E. Macaulay		✓ (Chairman)
Robert K. Moses, Jr.	✓	✓		✓
Guillermo Ortiz	✓	✓
Emyr Jones Parry			✓	✓ (Chairman)
Robert A. Rayne*	✓ (Chairman)		✓

*	At the next meeting of the Audit Committee, scheduled to occur on September 23, 2014, Mr. Kalman will become Chair of the Audit Committee, and Mr. Rayne will leave the position of Chair but remain a member of the Audit Committee.

Meetings in 2013

During 2013, the Board of Directors met five times, the Audit Committee met 11 times, the Compensation Committee met four times, the Corporate Governance and Nominating Committee met four times and the Health, Safety and Environment Committee met one time, for its inaugural meeting. All of the directors participated in at least 75% of all Board of Directors and respective committee meetings.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a written charter for the Audit Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Audit Committee are:

  overseeing the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;
  overseeing our compliance with legal and regulatory requirements;
  overseeing our independent auditor’s qualifications and independence; and
  overseeing the performance of our internal audit function and independent auditor.

The Board of Directors has determined that each member of the Audit Committee is “financially literate” pursuant to the listing standards of the New York Stock Exchange. The Board of Directors has also determined that Mr. Rayne is an “audit committee financial expert” as defined by applicable SEC rules because of his extensive financial experience. For more information regarding Mr. Rayne’s experience, please see his biography on page 9 of this proxy statement.

Mr. Kalman currently serves on the audit committees of four public companies, including the Company’s Audit Committee. In connection with his commencement of service on the fourth audit committee, the Board of Directors of the Company determined that his service on these other audit committees would not impair his ability to effectively serve on the Company’s Audit Committee.

Compensation Committee

The Board of Directors has adopted a written charter for the Compensation Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Compensation Committee are:

  evaluating the performance and determining and approving the compensation of our executive officers;
  making decisions regarding executive compensation plans, incentive compensation plans and equity-based plans; and
  administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

All members of the Compensation Committee satisfy the qualification standards of section 162(m) (“section 162(m)”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and Section 16 of the Exchange Act.

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AGENDA ITEM 1

Corporate Governance and Nominating Committee

The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Corporate Governance and Nominating Committee are:

  identifying individuals qualified to serve as Board members;
  recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;
  reviewing and structuring our compensation policy regarding fees and equity compensation paid and granted to our directors;
  developing and recommending to the Board the Corporate Governance Guidelines for the Company;
  overseeing the Board in its annual review of the Board’s and management’s performance; and
  recommending to the Board director nominees for each committee.
Health, Safety and Environment Committee

The Board of Directors has adopted a written charter for the Health, Safety and Environment Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Health, Safety and Environment Committee are:

  overseeing the Company’s adherence to policies, practices and procedures that promote best practices relating to health, safety and environmental stewardship;
  encouraging the Company to promote safety awareness among all employees and monitor safety performance and safety inspections; and
  providing suggestions and recommendations to executive management of the Company for resolution of health, safety and environmental concerns of strategic significance.

Board compensation

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we require of members of our Board. Our Corporate Governance and Nominating Committee is responsible for reviewing and structuring our compensation policy regarding fees and compensation paid and granted to our directors.

Longnecker & Associates (“L&A”), a compensation consulting firm, has been retained by the Corporate Governance and Nominating Committee as an independent compensation consultant to advise the committee on the appropriate compensation for the Board. L&A annually assists the Corporate Governance and Nominating Committee by providing comparative market data on board compensation practices and programs based on an analysis of publicly available information on our peer group (see “Peer Group” in the Compensation Discussion and Analysis section in this proxy statement) and U.S. industry practices.

Directors’ Fees

The directors who are not employees of the Company are paid the following fees:

  $5,000 for each Board meeting attended;
  $2,000 for each committee meeting attended;
  $60,000 as an annual retainer;
  $20,000 as an additional annual retainer for the Audit Committee chairman;
  $10,000 as an additional annual retainer for each Audit Committee member;
  $15,000 as an additional annual retainer for the Compensation Committee chairman;
  $15,000 as an additional annual retainer for the Corporate Governance and Nominating Committee chairman;
  $15,000 as an additional annual retainer for the Health, Safety and Environment Committee chairman; and
  $20,000 as an additional annual retainer for the Presiding Director.

Annual retainers are paid quarterly. We do not compensate Dr. Duroc-Danner for his service on the Board.

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AGENDA ITEM 1

Restricted Share Unit Awards

On September 27, 2013, we granted to each of the non-employee directors then serving on our Board of Directors 12,000 restricted share units pursuant to our 2010 Omnibus Incentive Plan. The awards vest in three equal annual installments, beginning on September 27, 2014, subject to earlier vesting in the event of the death or disability of the director or a change of control of the Company. In addition, on June 20, 2013, we granted to each of Messrs. Gass and Kalman 7,174 restricted share units, in connection with their joining our Board, which vest in two equal installments on June 20, 2015 and 2017, also subject to earlier vesting in the aforesaid circumstances. The Corporate Governance and Nominating Committee believes that providing a majority of the overall Board compensation in the form of our ordinary shares aligns the interests of our directors with those of our shareholders.

Non-Employee Director Deferred Compensation Plan (Suspended)

The Weatherford International Ltd. Non-Employee Director Deferred Compensation Plan was suspended effective December 31, 2008 because of changes in tax laws. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan.

Prior to the suspension of this plan, each of our non-employee directors (other than Messrs. Gass and Kalman and Dr. Ortiz and Sir Emyr, who are not participants in the plan) elected to defer 7.5% of the fees paid by us and to have his distribution paid on the first day of the calendar quarter on or immediately following the date of his cessation of service with the Board. In any event, all benefits under the plan will be distributed no later than January 1, 2017. The amount of the distribution will be a number of ordinary shares equal to the number of units in the director’s account at the time of the distribution.

Non-Employee Director Retirement Plan (Discontinued)

After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance. Mr. Moses had over 10 years of credited service on the Board of Weatherford Enterra at the time the plan was discontinued, and his annual benefit amount upon his retirement will be $20,000 payable for 10 years, provided that in any event, benefits under this plan will be completely distributed no later than January 1, 2017.

Summary of Board Compensation for 2013

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2013. Dr. Duroc-Danner was an executive officer and director in 2013, and information about his compensation is listed in the Summary Compensation Table in this proxy statement. Samuel W. Bodman, III, did not stand for re-election and ceased being a director in June 2013. Nicholas F. Brady resigned from the Board of Directors in February 2014.

Director compensation

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	Total ($)
Samuel W. Bodman, III	55,500	0	55,500
Nicholas F. Brady	96,000	183,120	279,120
David J. Butters	140,000	183,120	323,120
John D. Gass	68,000	279,969	347,969
Francis S. Kalman	77,500	279,969	357,469
William E. Macaulay	118,750	183,120	301,870
Robert K. Moses, Jr.	136,000	183,120	319,120
Guillermo Ortiz	189,906	183,120	373,026
Emyr Jones Parry	105,750	183,120	288,870
Robert A. Rayne	164,000	183,120	347,120

(1)	Each non-employee director was awarded 12,000 restricted share units on September 27, 2013 at a grant date fair value of $183,120 with the exception of Samuel W. Bodman, III who retired in June 2013. Additionally, Messrs. Gass and Kalman were each awarded 7,174 restricted share units on June 20, 2013 at a grant date fair value of $96,849, in connection with their joining our Board.

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AGENDA ITEM 1

(2) As of December 31, 2013, aggregate outstanding restricted share unit and option awards for each non-employee director were as follows:

Name	Aggregate Number of Restricted Shares/ Restricted Share Units	Aggregate Number of Shares Underlying Options
Samuel W. Bodman, III	0	0
Nicholas F. Brady	24,000	0
David J. Butters	24,000	240,000
John D. Gass	19,174	0
Francis S. Kalman	19,174	0
William E. Macaulay	24,000	240,000
Robert K. Moses, Jr.	24,000	0
Guillermo Ortiz	27,383	0
Emyr Jones Parry	27,383	0
Robert A. Rayne	24,000	240,000

Corporate governance matters

We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.”

Director Independence

The Board of Directors has affirmatively determined that each director is independent under the current rules of the NYSE and the SEC, other than Dr. Duroc-Danner, who is an employee. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations. These standards are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.” A relationship falls within the categorical standards of independence if it:

  is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or
  is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.

The Board, however, considers and reviews all relationships with each director in making its independence determinations. None of the independent directors had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationship discussed under “Related Person Transaction” in this proxy statement did not exceed these categorical standards and was determined by the Board not to be material.

Policies Regarding Related Person Transactions

Our policies regarding transactions between us or any of our affiliates and our directors, executive officers and other employees are set forth in writing in our Corporate Governance Principles and our Code of Business Conduct. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies” or “Code of Business Conduct,” as applicable. If an actual or potential conflict of interest arises for any director, the director is required to notify the Board and is not allowed to participate in any discussions or vote on any transaction in which the actual or potential conflict of interest may arise. The Board of Directors approves any transactions with our Chief Executive Officer, and our Chief Executive Officer approves any transactions with any other officer.

Director Nominations

In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee conducts its own inquiries and will consider suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chairman, Corporate Governance and Nominating Committee, care of the Secretary, Weatherford International plc, Bahnhofstrasse 1, 6340 Baar, Switzerland. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications,

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AGENDA ITEM 1

a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in Board and Committee meetings, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee will consider whether and to what extent a nominee will bring diversity, whether in educational background, experience, expertise and/or regional knowledge, to the Board in determining whether a candidate will be an appropriate fit with, and an asset to, the Board of Directors.

Rule 14a-8 under the Exchange Act addresses when a shareholder may submit a proposal for inclusion of a nominee for director in our proxy materials. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Articles. Please see “Proposals by Shareholders” in this proxy statement for more information.

Communication with Directors

Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Secretary, Weatherford International plc, Bahnhofstrasse 1, 6340 Baar, Switzerland. All such communications will be forwarded to the appropriate members of the Board.

Leadership Structure

Our Board Leadership
  Bernard J. Duroc-Danner is our Chairman and CEO.
  Robert A. Rayne is our Vice-Chairman and Presiding Director over executive sessions of non-management directors.
  Eight of our nine director nominees are independent.
  All of the members of the Audit, Compensation, Corporate Governance and Nominating, and Health, Safety and Environment Committees are independent.

The Board has determined that the most effective leadership structure for the Company is to combine the role of Chief Executive Officer and Chairman. The Board believes that by serving both as Chief Executive Officer and Chairman, Dr. Duroc-Danner brings multiple perspectives to the Board and also is best informed to lead the Board because of his role in the management of the Company’s business and strategic direction.

The Board has appointed Mr. Rayne as Vice Chairman and Presiding Director to preside over executive sessions of non-management directors. The Board believes it is in the best interest of the Company’s shareholders to have a Presiding Director who has the authority to call executive sessions as a counterbalance to the Company’s combined roles of Chief Executive Officer and Chairman. The Board believes executive sessions provide the Board with the ability to independently evaluate management, openly discuss strategic and other business issues involving the Company and ensure that the Company is upholding high standards of corporate governance. For information on how to communicate with our Presiding Director and other non-management members of the Board of Directors, please see “Communication with Directors.”

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled Board meeting and at such additional times as may be needed. In 2013, the non-management directors held four executive sessions.

Director Attendance at Annual General Meeting

All directors are expected to attend our Annual General Meeting of Shareholders. All of our directors other than Mr. Brady attended our 2013 Annual General Meeting.

Code of Conduct

We have adopted a Code of Business Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Business Conduct that applies to our President and Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then

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AGENDA ITEM 1

“Code of Business Conduct” or “Supplemental Code of Conduct,” as applicable. Any amendments to, or waivers of, our Code of Business Conduct (to the extent applicable to our President and Chief Executive Officer, our Chief Financial Officer or our Chief Accounting Officer) or to the Supplemental Code of Business Conduct will be posted at this location on our website.

Risk Management Oversight

The Audit Committee is responsible for the oversight of risk management for the Company. As part of their oversight function, the Audit Committee discusses and implements guidelines and policies concerning financial and compliance risk assessment and risk management, including the process by which major financial risk exposure is monitored and mitigated, and works with members of management to assess and monitor risks facing the Company’s business and operations, as well as the effectiveness of the Company’s guidelines and policies for managing and assessing financial and compliance risk. The Audit Committee meets and discusses, as appropriate, issues regarding the Company’s risk management policies and procedures directly with those individuals responsible for day-to-day risk management in the Company’s internal audit and compliance departments.

In addition, the Corporate Governance and Nominating Committee periodically provides oversight with respect to risks associated with our corporate governance policies and practices, including our Code of Business Conduct and Supplemental Code of Business Conduct. The Corporate Governance and Nominating Committee also oversees and reviews, on an annual basis, an evaluation of the Board, each of our Board committees and management.

The Compensation Committee reviews our compensation plans and practices to ensure that they do not encourage excessive risk taking and instead encourage behaviors that support sustainable value creation. See “Risk Analysis of our Compensation Programs” in the Compensation Discussion and Analysis section of this proxy statement.

Our Health, Safety and Environment Committee oversees the Company’s policies and practices to promote good stewardship, to encourage safety awareness, to monitor safety performance, and to provide suggestions to management for the resolution of health, safety and environmental concerns, all with a view towards reducing risks in those areas.

Share ownership

Shares Owned by Directors and Executive Officers

This table shows the number and percentage of ordinary shares beneficially owned by each of our directors, each of the current and former executive officers named in the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement and all of our directors and current executive officers as a group. Share ownership information of our directors and current executive officers is as of July 23, 2014. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares Beneficially Owned
Name	Number of Shares Owned	Right to Acquire(1)	Total Shares Beneficially Owned	Percent of Outstanding Shares
Bernard J. Duroc-Danner(1)	1,174,778	6,040,490	7,215,268	*
David J. Butters(2)	273,842	310,831	584,673	*
John D. Gass	—	—	—	*
Francis S. Kalman	—	—	—	*
William E. Macaulay(3)	933,290	18,710	952,000	*
Robert K. Moses, Jr.	599,822	19,441	619,263	*
Guillermo Ortiz	47,262	8,000	55,262	*
Emyr Jones Parry	36,612	8,000	44,612	*
Robert A. Rayne(4)	274,445	269,767	544,212	*
Krishna Shivram	142,413	—	142,413	*
Dharmesh Mehta	329,809	3,370	333,179	*
All directors and current executive officers as a group (13 persons)	3,890,457	6,686,154	10,576,611	1.4%
Nicholas W. Gee(5) (former executive officer)	355,218	—	355,218	*
John H. Briscoe(6) (former executive officer)	318,343	—	318,343	*
Peter T. Fontana(7) (former executive officer)	1,465,291	—	1,465,291	*
Joseph C. Henry(8) (former executive officer)	331,766	38,000	369,766	*
William B. Jacobson(9) (former executive officer)	141,415	330,090	471,505	*

* Less than 1%.

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AGENDA ITEM 1

(1)	Includes ordinary shares that can be acquired through share options exercisable through, and restricted share units that vest on or before, September 21, 2014. Also includes ordinary shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan, our Executive Deferred Compensation Stock Ownership Plan or our Foreign Executive Deferred Compensation Stock Plan, as applicable, based on the number of units allocated to each participant’s account as of July 23, 2014. In the case of Dr. Duroc-Danner, also includes notional share units representing the right to receive ordinary shares under our discontinued supplemental executive retirement plan (“SERP”). See “Retirement Plans – Discontinued Executive Retirement Plan” in the Compensation Discussion and Analysis section in this proxy statement.

(2)	Includes 55,088 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(3)	Includes 26,472 shares held by Mr. Macaulay’s wife and 15,504 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to all of which he disclaims beneficial ownership.

(4)	Excludes 2,050,000 shares beneficially owned by LMS Capital, of which Mr. Rayne serves as a non-executive director, and affiliates of LMS Capital. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by LMS Capital.

(5)	Share ownership information that is presented for Mr. Gee is based on his last-filed Form 4 dated February 15, 2014, and corporate records of shares distributed to him subsequent to his departure from the Company in February 2014.

(6)	Share ownership information that is presented for Mr. Briscoe is based on his last-filed Form 4 dated March 23, 2013, and corporate records of shares distributed to him subsequent to his departure from the Company in September 2013.

(7)	Share ownership information that is presented for Mr. Fontana is based on his last-filed Form 4 dated October 1, 2013, and corporate records of shares distributed to him subsequent to his departure from the Company in December 2013.

(8)	Share ownership information that is presented for Mr. Henry is based on his last-filed Form 4 dated April 1, 2013, and corporate records of shares distributed to him subsequent to his departure from the Company in June 2013.

(9)	Share ownership for Mr. Jacobson is based on his last-filed Form 4 dated July 3, 2014 and corporate records of shares to be distributed to him in connection with his departure from the Company in July 2014.

Shares Owned by Certain Beneficial Holders

This table shows information for each person who may be deemed to beneficially own 5% or more of our outstanding ordinary shares as of July 23, 2014, as contained in filings made by the shareholder with the SEC.

Name and Address of Beneficial Owner	Number of Shares		Percent of Outstanding Shares(1)
Dodge & Cox
555 California Street, 40th Floor	67,712,743	(2)	8.8%
San Francisco, California 94104
ClearBridge Investments, LLC
620 8th Avenue	61,913,655	(3)	8.0%
New York, New York 10018
Invesco Ltd.
1555 Peachtree Street NE	54,071,450	(4)	7.0%
Atlanta, Georgia 30309
Orbis Investment Management (U.S.), LLC (“OIMUS”)
600 Montgomery Street, Suite 3800
San Francisco, California 94111
Orbis Investment Management Limited (“OIML”)
Orbis Asset Management Limited (“OAML”)
Orbis House, 25 Front Street
Hamilton, Bermuda HM11	51,151,356	(5)	6.6%

(1)	The percentage indicated is based on 773,448,725 outstanding shares as of July 23, 2014.

(2)	The number of shares is based on the Schedule 13G filed with the SEC on February 13, 2014. According to the filing, (i) the beneficial owner reports sole voting power over 65,389,343 shares and sole dispositive power over all the shares, and (ii) the beneficial owner does not have shared voting or dispositive power over any of the shares.

(3)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 14, 2014. According to the filing, (i) the beneficial owner has sole voting power over 60,578,242 shares and sole dispositive power over all shares, and (ii) the beneficial owner does not have shared voting or dispositive power over any of the shares.

(4)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 5, 2014. According to the filing, (i) subsidiaries of the beneficial owner have sole voting power over 53,634,844 shares and sole dispositive power over all shares, and (ii) subsidiaries of the beneficial owner do not have shared voting or dispositive power over any of the shares.

(5)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 14, 2014. According to the filing, OIMUS beneficially owns 188,154 shares, OIML beneficially owns 50,803,581 shares, and OAML beneficially owns 159,621 shares. According to the filing, the beneficial owners have sole voting and dispositive power over all shares and do not have shared voting or dispositive power over any of the shares.

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AGENDA ITEM 1

Related person transaction

We lease our London office space from Central London Commercial Estates Limited, which is affiliated with Derwent London, of which one of our directors, Mr. Robert A. Rayne, is the Non-executive Chairman. Mr. Rayne was not personally involved in the negotiation of the lease transaction and receives no personal benefit from this transaction. The lease transaction was reviewed by the Corporate Governance and Nominating Committee of our Board of Directors and approved by our Board of Directors, with Mr. Rayne abstaining from voting on the matter. In their review, our Corporate Governance and Nominating Committee considered among other factors a report from an independent real estate brokerage firm with expertise in the relevant market analyzing lease alternatives to conclude that the transactions were, taken as a whole, at least as fair to us as would have been obtained on an arms-length basis from a non-affiliated party. In 2013, we paid the lessor a total of approximately £253,000 ($396,000 based on an annual average exchange rate for the year ended December 31, 2013).

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 AGENDA ITEM 2     RATIFY APPOINTMENT
 OF INDEPENDENT AUDITORS AND
 AUTHORIZE AUDITORS’ REMUNERATION

The Board of Directors recommends that you vote “FOR” this proposal.

KPMG LLP and KPMG AG (“KPMG”) served as the independent auditors for Weatherford Switzerland, our predecessor company, for the year ended December 31, 2013. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, to hold office until the close of the 2015 Annual General meeting, and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent auditors’ remuneration. The selection of KPMG LLP as the independent registered public accounting firm for 2014 was approved by the Audit Committee on June 26, 2014.

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present) is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions and “broker non-votes” will not affect the voting results.

Representatives of KPMG will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

Change in independent registered public accounting firm

On March 7, 2013, the Audit Committee of our Board of Directors approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. During the years ended December 31, 2012 and 2011 and through March 7, 2013, we did not, nor did anyone on our behalf, consult with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that was an important factor we considered in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

On March 7, 2013, the Audit Committee decided not to re-appoint Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the year ending December 31, 2013. E&Y completed the audit of our financial statements for the year ended December 31, 2012 on March 4, 2013, the date of its audit opinion.

The audit reports of E&Y on our consolidated financial statements as of and for the years ended December 31, 2012 and 2011, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of E&Y on the effectiveness of our internal control over financial reporting as of December 31, 2012 and 2011, contained an adverse opinion on our internal control over financial reporting due to the effect of material weaknesses in our predecessor company’s internal controls over the accounting for income taxes. E&Y also identified and communicated to our Audit Committee a material weakness in our internal controls during the quarters ended March 31, June 30, and September 30, 2012, related to a long-term construction contract in Iraq accounted for under the percentage-of-completion method. The material weakness related to percentage-of-completion accounting was reported as remediated as of December 31, 2012, in the Annual Report on Form 10-K filed on March 4, 2013. Our disclosures on the effectiveness of our internal controls in Item 9A of our Annual Reports on Form 10-K and Item 4 of our quarterly reports on Form 10-Q for these periods address the material weaknesses.

During the years ended December 31, 2012, and December 31, 2011, and through March 7, 2013, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses described above.

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AGENDA ITEM 2

Fees paid to KPMG and Ernst & Young

The following table presents fees for professional audit services rendered by KPMG LLP and KPMG AG for the audit of the annual consolidated financial statements and statutory financial statements of Weatherford Switzerland, our predecessor company, for the year ended December 31, 2013 and for professional audit services rendered by Ernst & Young LLP and Ernst & Young Ltd., Zurich for the audit of Weatherford Switzerland’s annual consolidated financial statements and statutory financial statements for the year ended December 31, 2012, and fees billed for other services rendered by KPMG LLP and KPMG AG and Ernst & Young LLP and other member firms of Ernst & Young Global Limited during those periods. All fees were approved by the Audit Committee pursuant to its pre-approval policy.

	2013 (KPMG)	2012 (EY)
Audit fees(1)	$16,789,000	$23,993,000
Audit-related fees(2)	90,000	135,000
Tax fees(3)	813,000	226,000
All other fees(4)	350,000	141,000
TOTAL	$18,042,000	$24,495,000

(1)	Audit fees consist of professional services rendered for the audit of Weatherford Switzerland’s annual financial statements, the audit of the effectiveness of Weatherford Switzerland’s internal controls over financial reporting and the reviews of Weatherford Switzerland’s quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work performed by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees are presented in the period to which they relate versus the period in which they were billed.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation.

(3)	Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.

(4)	Other services performed include certain other advisory services and do not include any fees for financial information systems design and implementation.

Audit committee pre-approval policy

The Audit Committee has established a pre-approval policy for all audit and non-audit services to be provided by the independent auditor. During 2013, no audit or non-audit services performed by the independent auditor were subject to waiver of the pre-approval policy.

There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed budgeted amounts. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has designated the Company’s Vice President, Audit Services, to monitor and report on the performance of all services provided by our independent auditor and to determine whether such services are in compliance with the pre-approval policy. The Vice President, Audit Services, periodically reports to the Audit Committee regarding the results of her monitoring.

Audit committee report

June 26, 2014

We have reviewed and discussed with management the audited financial statements of Weatherford International Ltd. as of and for the year ended December 31, 2013.

We have discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004.

We have received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of Weatherford International Ltd. for the year ended December 31, 2013.

David J. Butters
Francis S. Kalman
Robert K. Moses, Jr.
Guillermo Ortiz
Robert A. Rayne, Chairman

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 AGENDA ITEM 3     ADOPT AN ADVISORY
 RESOLUTION APPROVING EXECUTIVE
 COMPENSATION

The Board of Directors recommends that you vote “FOR” this proposal.

This proposal is included pursuant to Section 14A of the Exchange Act, which allows shareholders the opportunity to vote on an advisory (non-binding) resolution approving the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement.

At the 2011 Annual General Meeting, our shareholders were asked to cast an advisory (non-binding) vote on how frequently they wished the Company to conduct future advisory votes on NEO compensation. The Board recommended, and the shareholders voted, to conduct advisory votes on an annual basis.

We are requesting that our shareholders adopt the following advisory resolution, commonly referred to as a “say-on-pay” resolution, on the compensation of our NEOs as disclosed in this proxy statement:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section of the Proxy Statement for the Company’s 2014 Annual General Meeting of Shareholders, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other compensation tables and accompanying narrative.”

We have designed our executive compensation program to achieve the following objectives:

  Engage in best practices and avoid poor practices;
  Attract, retain and motivate individuals of outstanding ability in key executive positions;
  Drive and reward strong business performance to create superior value for our shareholders;
  Pay for performance;
  Ensure that performance-based compensation does not encourage excessive risk taking; and
  Encourage our executives to focus on both the short-term and long-term performance goals of the Company.

We believe that our executive compensation program is effective in achieving these objectives. We also believe that a thorough understanding of our executive compensation program is important to investors. We urge you to carefully review the Compensation Discussion and Analysis section in this proxy statement, as well as the Summary Compensation Table, other compensation tables and related narrative discussion, for more information regarding the compensation of our NEOs.

The vote on this proposal is an advisory vote, meaning that it is non-binding on the Company, the Board of Directors and the Compensation Committee. The results of the vote on this proposal will, however, be considered by the Board and the Compensation Committee when making future executive compensation decisions.

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present) is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions and “broker non-votes” will not affect the voting results.

20     Weatherford International plc - 2014 Proxy Statement

 EXECUTIVE OFFICERS

The following persons are our executive officers and their ages as of August 13, 2014. (Dr. Duroc-Danner’s biography is on page 6). None of the executive officers or directors has any family relationships with each other.

Name	Age	Position
Bernard J. Duroc-Danner	60	Chairman of the Board, President and Chief Executive Officer
Krishna Shivram	51	Executive Vice President and Chief Financial Officer
Dharmesh Mehta	48	Executive Vice President and Chief Operating Officer
Dianne B. Ralston	47	Executive Vice President, General Counsel and Corporate Secretary
Douglas M. Mills	40	Vice President and Chief Accounting Officer

Krishna Shivram was appointed Executive Vice President and Chief Financial Officer in November 2013. Mr. Shivram has over 25 years of financial and operational management experience in the oilfield service industry and previously worked for Schlumberger Ltd. in a variety of roles across the globe. Immediately prior to joining Weatherford, Mr. Shivram had served as Vice President and Treasurer of Schlumberger Ltd. since January 2011. Prior to his serving as Vice President and Treasurer, Mr. Shivram held a number of senior management positions at Schlumberger, including Controller - Drilling Group from May 2010 to January 2011, Manager - Mergers and Acquisitions from May 2009 to April 2010 and Controller - Oilfield Services from August 2006 to April 2009. Mr. Shivram is a Chartered Accountant and has experience in financial accounting, income taxes and treasury operations, along with a strong background in corporate finance and mergers and acquisitions.

Dharmesh Mehta was appointed Executive Vice President in March 2013 and Chief Operating Officer in November 2013. Mr. Mehta joined the Company in 2001 and has served in various senior management capacities, including Senior Vice President – Completion and Production Systems and Chief Administrative Officer. Prior to joining the Company, Mr. Mehta had 10 years of experience in the software and oil and gas industries. Mr. Mehta holds a bachelor’s degree from the University of Houston and a master’s degree from the University of Wisconsin.

Dianne B. Ralston became the Company’s Executive Vice President, General Counsel and Corporate Secretary on July 21, 2014. Ms. Ralston came to Weatherford with more than 20 years of combined legal, compliance, and contractual experience in the oil and gas industry, including working for Schlumberger in a variety of roles since 1998. Her most recent positions with Schlumberger were Deputy General Counsel, Corporate, as well as Deputy General Counsel, Government Affairs and Litigation. Ms. Ralston also acted as Director of Compliance, responsible for the development and management of Schlumberger’s global corporate ethics and compliance program. Ms. Ralston holds two B.B.A.s from Texas A&M University and a Juris Doctorate from the University of Houston School of Law.

Douglas M. Mills was appointed Vice President and Chief Accounting Officer in June 2013 and serves as the Company’s principal accounting officer. Mr. Mills joined Weatherford in 2003 and has served in various financial reporting capacities, including Vice President of Corporate Accounting since 2011, and has had other corporate and regional controller positions of increasing responsibility while at Weatherford. Mr. Mills has over five years of public accounting experience with the firms of Ernst & Young and Arthur Andersen. He is a certified public accountant and holds a MPA/BBA from the University of Texas.

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 EXECUTIVE COMPENSATION

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) is designed to provide shareholders with an understanding of our compensation philosophy, core principles, and decision making process. It explains the compensation-related actions taken with respect to our NEOs who are identified in the Summary Compensation Table. Details regarding the compensation we paid to the NEOs for 2013 are found in the tables and narrative which follows them.

Compensation Program Goals

Our compensation program is designed to reward our NEOs currently serving the Company (“current NEOs”) for the achievement of strategic and operational goals and the achievement of increased shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

2013 Performance Highlights and Our Company’s Future

In 2013 Weatherford achieved significant progress in key areas:

  We successfully remediated our material weakness in internal control over income tax accounting;
  We negotiated a settlement of our U.S. governmental investigations;
  We initiated a focus on cash and returns as a guiding principle and value system and substantially improved our working capital metrics;
  We commenced our divestiture of non-core assets;
  We achieved significant improvement in our safety statistics over prior years; and
  We generated a 38% total shareholder return in 2013.

We believe that these achievements position Weatherford on a path towards capital efficiency, operational excellence, and administrative quality.

Amidst challenging times, when we first embarked on our transformational path, we said that Weatherford was beginning a new chapter with a disciplined focus on operating excellence and capital efficiency. After a constructive year of problem-solving in 2013, as noted above, our financial and operational performance is now turning around. We have put our legacy issues behind us, and we have begun delivering on this commitment with improved performance, yielding a much improved market valuation of our shares. During 2013 we also identified and began acting on three initiatives that will further drive us in 2014 and beyond:

  Core. We will grow our core, with emphasis on four product lines: well construction, formation evaluation, completion, and artificial lift. We have begun an aggressive divestiture program to dispose of non-core assets and business lines: land drilling rigs, pipeline and specialty services, drilling fluids, testing and production services, and wellheads. In March 2014 we signed an agreement to sell our pipeline and specialty services business, and in July 2014 we signed agreements to sell our land drilling and workover operations in Russia and Venezuela.
  Cost. We will emphasize efficiency and cost-saving. Running support functions and operations with a lower cost structure is now a key management metric for us. We have embarked on an aggressive cost-reduction program, including a lower support headcount and eliminating unprofitable operations.
  Cash. We plan to generate free cash flow, efficient working capital, and lower capital intensity compatible with growing our core. We will strive to reduce our net debt to total capitalization ratio from 52% to 25% over the next few years through a combination of higher free cash flow augmented by the proceeds of divestitures.

We believe these initiatives serve as key principles and elements of our compensation program.

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EXECUTIVE COMPENSATION

Compensation Highlights

We structure our executive compensation program to align pay with performance. Our CEO’s compensation for the years 2011-2013, relative to our peers, correlates strongly with our total shareholder return for the three year period ended December 31, 2013, relative to our peers.

(1)	3-Year Total Compensation is the sum of base salary, annual incentives, bonuses, long-term incentive awards and all other compensation paid (perquisites and change in pension included) for the years 2011-2013 for our chief executive officer and for the chief executive officer of each of our peers as reported in their respective publicly available proxy statements.

(2)	3-Year Total Shareholder Return is the percentage increase (or decrease) in stock price for the three years ended December 31, 2013, adjusted for cash dividends paid.

Source: Longnecker & Associates research.

Proactive Approach to Executive Compensation

Over the past two years, we have engaged with our investors and improved our executive compensation program based on their feedback.

In 2012 and 2013, we engaged with shareholders in response to the negative say-on-pay vote of 2011, and addressed the primary concerns that led to that negative result. During 2013, the approval of our say-on-pay proposal for 2012 compensation was over 70%. To continue to further understand investor concerns, during 2013, we reached out proactively to our 50 largest shareholders, and had meaningful engagement, including telephonic and personal meetings, with 19 of our 20 largest investors regarding executive compensation. No major concerns regarding compensation were raised by these investors.

We have established and continue to maintain preferred pay practices in our executive compensation program.

  We pay annual bonuses to executives only on the achievement of pre-determined and measurable objectives that benefit our Company and shareholders.
  For 2013 those objectives focused on profitability, capital efficiency and safety.
  For 2014, we have established similar pre-determined and measurable objectives, including objectives focused on cost savings achieved and net debt reduction.
  The primary retirement benefit available to our CEO is denominated in shares such that the value of that benefit correlates directly with shareholder returns.
  We prohibit our executives, as well as directors, from engaging in hedging or derivative transactions involving our shares.
  We have an Executive Compensation Clawback Policy, a copy of which has been filed with the SEC.
  We maintain share ownership guidelines, requiring executive officers to hold equity equivalent in value to three times (or six times in the case of the CEO) their base salary.
  The severance benefits under our executive employment agreements are not augmented by a change of control and are “double-trigger” arrangements.

We avoid objectionable pay practices in our executive compensation program.

  We do not pay discretionary bonuses or multi-year guaranteed bonuses, except in the case of extraordinary achievement or sign-on bonuses.
  We do not provide Section 280G or Section 409A tax gross-ups.

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EXECUTIVE COMPENSATION

We engage in best governance practices with respect to executive compensation.

  Our Compensation Committee comprises only independent directors.
  The Compensation Committee engaged a compensation consultant that is independent of management and the Company, and the Committee meets with the consultant in executive sessions separate from management.
  We provide detailed, forward-looking disclosure of our current year annual cash incentive metrics and long-term performance metrics. See “—2014 Annual Incentive Goals” on page 28 and “—Grants in 2014” on page 31.
  We compare our executives’ total compensation to a consistent peer group for market comparable data. We regularly evaluate that peer group to ensure it is appropriate to the Company, but we add or remove peers only where clearly warranted.
  We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultants to ensure that our program does not encourage inappropriate risk-taking.
  We review annually a calculation of the shareholder value transfer and “burn rate” resulting from equity grants to ensure they are not excessive.

This CD&A Covers Our NEOs

This CD&A covers the compensation of our NEOs, who are:

  Dr. Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer
  Mr. Krishna Shivram, Executive Vice President and Chief Financial Officer
  Mr. Dharmesh Mehta, Executive Vice President and Chief Operating Officer

We also address historical compensation with respect to: Mr. Peter T. Fontana who retired effective December 13, 2013, but was Executive Vice President and Chief Operating Officer until that date; Mr. John H. Briscoe, who left the Company effective September 11, 2013 but was Senior Vice President and Chief Financial Officer until that date; Mr. Nicholas W. Gee, who left the Company effective February 28, 2014, but was Executive Vice President, Strategy and Development and Chief Safety Officer until that date; Mr. Joseph C. Henry, who left the Company effective June 30, 2013 but was Senior Vice President and Co-General Counsel until that date; and Mr. William B. Jacobson, who left the Company effective July 3, 2014, but who was Senior Vice President, Co-General Counsel and Chief Compliance Officer until that date; as all five are considered NEOs for 2013 pursuant to applicable SEC rules.

Elements of Our Executive Compensation Package

Our compensation program is designed to reward our NEOs for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding unnecessary or excessive risk-taking. The following table summarizes the objective of each element of our NEOs’ compensation package, the key features of those elements and the extent to which the element is performance-based. This table should be read in conjunction with our Summary Compensation Table on page 35 and the more detailed discussion under “Our Executive Compensation Program” beginning on page 27.

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EXECUTIVE COMPENSATION

Compensation Element	Objective	Key Features	Performance/At-risk?
Base Salary	To reflect executive responsibilities, job characteristics, seniority, experience and skill set.	Reviewed annually and subject to upward adjustment based on individual performance, experience, leadership and market factors.	No.
Annual Cash Incentive	To reward executives’ contributions to the achievement of predetermined financial and operational objectives.	Compensation Committee establishes performance measures to best align performance relevant to meeting financial, operational and safety goals that will ultimately drive shareholder value.	Yes, pays out only based on achievement of established measurable goals; may not pay out.
Performance Units (Long-Term Equity Awards)	To correlate realized pay with increases in shareholder value on absolute terms over a long-term period.	In periods of low shareholder return, executives realize little or no value. In periods of high shareholder return, executives may realize substantial value.	Yes, pays out only based on increased shareholder value; may not vest depending upon shareholder return.
Restricted Share Units (Long-Term Equity Awards)	To incentivize management to contribute to long-term increases in shareholder value. To retain executives in the competitive energy market.	A portion of NEOs’ compensation is paid in equity, and value is realized based on future share price. Provides a direct correlation of realized pay to changes in shareholder value.	Yes, value increases or decreases in correlation to share price.
Severance

To provide a measure of financial security in the event an executive’s employment is terminated without cause.

To attract and encourage retention and to ensure continued dedication by executive officers.

		Severance benefits are provided pursuant to the executive officers’ employment agreements. Change of control benefits are “double trigger” arrangement.	No, except does not apply in termination for cause or voluntary termination without good reason.
Broad-based Retirement Plans	To provide retirement savings in tax-efficient manner.	Executives participate in retirement plans such as 401(k) plans that are generally available to all employees, including matching contributions.	No.
CEO Retirement Plan	To further align our CEO’s long term interests with shareholder value.

We previously maintained a Supplemental Executive Retirement Plan (“SERP”). The vested, fixed balance of the CEO’s primary pension benefit is denominated in shares, such that the benefit value is linked directly to share value in a 1:1 correlation. The SERP was frozen in 2010, and no further contributions have been made to any employees. None of our NEOs, other than our CEO, participates in the SERP.

Yes, value is based on share price and increases or decreases in correlation to share price.
Perquisites	We provide limited perquisites to executives to assist executives in carrying out their duties and increasing productivity.	Perquisites provided to executives include club membership dues and an auto allowance. Perquisites are industry standard, included in many cases for non-executive employees.	No.
Expatriate Benefits	To assist in absorbing part of the additional burden of an overseas assignment.

As a multi-national industry, ex-pat benefits, including housing and schooling assistance and tax normalization, are industry standard. Tax benefits provided to executives are less than those provided to non-executive expatriates.

No.

Oversight of our Executive Compensation Practices

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of four directors, John D. Gass, William E. Macaulay (Chairman), Robert K. Moses, Jr. and Guillermo Ortiz. At all times in 2013, all of the persons serving on the Committee were independent, as defined by the standards of the NYSE, and satisfied the qualification standards of section 162(m) of the Code and Section 16 of the Exchange Act. The members of the Committee draw upon a combination of their respective business experience, other board service, advice from our independent compensation consultant, and director continuing education through third party service providers in order to keep themselves abreast of current trends and best practices in the area of executive compensation.

The Committee is responsible for, among other functions, reviewing and approving the total compensation for our NEOs consistent with the philosophy and objectives described below.

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EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

The Committee follows a “pay for performance” philosophy in our executive compensation structure. The Committee’s objective is to provide compensation to our executive officers at a level and in a manner that maximizes shareholder value.

The Committee believes that our executive compensation program should reward enhanced financial performance of the Company and maximize shareholder value by aligning the short-term and long-term interests of our executive officers with those of our shareholders. Our programs are intended to:

  Attract, retain and motivate individuals of outstanding ability in key executive positions;
  Drive and reward strong business performance to create superior value for our shareholders;
  Pay for performance;
  Ensure that performance-based compensation does not encourage excessive risk taking; and
  Encourage our executives to focus on both the short-term and long-term performance goals of the Company.

Our executive compensation also is intended to be market competitive. For 2013, the Committee approved base salary, annual performance compensation and long-term incentive compensation (together, the “total direct compensation”) for each NEO that was intended to be competitive with our peer group. However, in setting the compensation of our NEOs, the Committee also takes into consideration historical and individual circumstances, including tenure and experience, individual performance, anticipated future contributions, retention factors, including apparent career alternatives for each individual, and the availability of comparable data for certain positions.

The Committee believes that a majority of executive compensation should be “at risk” — that is, the ultimate, realized value of the compensation is tied to the Company’s financial and equity performance. During periods when our financial performance meets or exceeds established objectives, we believe that NEOs should be rewarded under our incentive compensation programs for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation may be reduced or eliminated.

Incentive compensation is designed to balance short-term annual results and long-term multi-year success of the Company. Short-term awards primarily are payable in cash, while long-term awards are equity-based awards.

To further illustrate our pay-for-performance, below is our CEO’s total compensation for the last three years, as set forth in the Summary Compensation Table of this proxy statement and our past annual proxy statements, compared to the total amount of compensation realized by our CEO for each year. As performance thresholds were not met for certain performance units previously granted to our CEO, his 2013 realized compensation was significantly lower than his total compensation as described in the Summary Compensation Table.

Years	Total Compensation	(a)	Total Realized Compensation	(b)
2013	$13,157,887		$5,721,947
2012	$7,177,376		$7,898,312
2011	$17,317,221		$11,931,255

(a)	As set forth in the Summary Compensation Table, and includes salary, non-equity incentives, bonus, long term incentive awards (granted during the year and valued as of the grant date), change in actuarial value of pension benefit and all other compensation, as described therein.

(b)	Includes all compensation set forth in the Summary Compensation Table and described in the preceding footnote with the following exceptions: (i) the actuarial value of pension benefit is excluded as it does not reflect actual compensation received, but rather reflects an increase in the year-over-year present value of the actuarial future benefit, and (ii) long term incentive awards (e.g. RSUs and PUs), are included only to the extent they were “realized”, i.e. to the extent they vested (or restrictions lapsed) during the years set forth above.

Compensation Consultants and Independence

As set forth in its charter, which can be found on our website, the Committee has the authority to retain and terminate compensation consultants to provide advice to the Committee. The Committee retained Longnecker & Associates in 2013 to provide information, analyses and advice regarding executive compensation. The NYSE has adopted guidelines for Compensation Committees to consider when identifying Committee advisor independence. The Committee reviewed these guidelines and determined that L&A is an independent consultant, and L&A performs no services for the Company other than those related to executive and non-employee director compensation.

Our management communicates with L&A and provides data to L&A regarding our executive officers, but does not direct L&A’s activities. L&A has not performed or provided compensation services in the past to our management.

Market Analysis and Peer Group

When considering our compensation practices and levels, the Committee reviews the compensation practices and levels of a peer group of publicly-traded energy service and exploration and production companies to determine market levels. There are a limited number of companies and potential peers for us to determine an appropriate peer group. The Committee periodically reviews the composition of our peer group to ensure that the companies in the group are relevant for comparative purposes and have executive positions with responsibilities similar to ours and that compete with us for executive talent. The Committee and L&A review data for potential peers relating to enterprise value, revenue and market capitalization. Based on these factors and directly comparable business lines, the Committee determined that the following companies would comprise our peer group for 2013. The Company’s revenues were in the 50th percentile of this peer group. This is the same peer group we used in 2012, and we used the same peer group in early 2014 to establish executive compensation for 2014:

Baker Hughes Incorporated Cameron International Corporation Halliburton Company Nabors Industries Ltd.	National Oilwell Varco, Inc. Noble Energy Inc. Schlumberger Limited Transocean Ltd.

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EXECUTIVE COMPENSATION

Risk Analysis of our Compensation Programs

The Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2013, the Committee, with the assistance of L&A, reviewed the Company’s compensation policies and practices for executive officers, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the Company. We believe the following factors reduce the likelihood of excessive risk-taking:

  The program design provides a balanced mix of cash and equity, annual and long-term incentives, fixed and variable pay, and performance metrics;
  Maximum payout levels for bonuses are capped;
  The Committee has downward discretion over incentive program payouts;
  Executive officers are subject to share ownership guidelines;
  Compliance and ethical behaviors are integral factors considered in all performance assessments; and
  The Company has a clawback policy.

Our Executive Compensation Program

Below is a detailed discussion and analysis of each component of our executive compensation as applied to each of our NEOs for 2013 and 2014.

Base salary

Base salary provides a fixed level of compensation to the executive, representative of his skills, responsibilities and experience. Base salaries for our executive officers are reviewed annually. Proposed increases to base salaries are reviewed by the Committee following recommendations from Dr. Duroc-Danner (other than for his own base salary). The Committee does not rely on predetermined formulas or criteria when evaluating executive base salaries, but considers comparable market data provided by L&A. The Committee also considers individual contributions, retention and succession planning concerns in setting base salaries.

Dr. Duroc-Danner’s salary has not increased in over five years. His salary is higher than the average salary of CEOs of our peers. However, the Committee believes his salary is appropriate in light of his unique experience and in-depth understanding of our industry—having led the Company for 27 years—and considering alternative career opportunities that could be available to him. None of the CEOs of our peers has this level of experience or tenure.

Mr. Shivram joined the Company and became an NEO in 2013. His salary was determined based on market factors and value he was giving up at his previous employer when he was hired as Chief Financial Officer in November 2013. In light of his recent hire, he received no increase in base salary for 2014.

Mr. Mehta became an NEO in 2012. His salary was set based on market factors and the personal contribution he has made to the Company. For 2014, he received a 5% increase in base salary as a market adjustment, considering his promotion from Chief Administrative Officer to Chief Operating Officer and the significant contribution he made in 2013 in helping direct and coordinate internal organizational and systems improvements.

The table below shows the annual base salaries of the NEOs currently serving the Company effective after adjustments for the applicable year. Where adjustments were made during the year, these annualized amounts may be higher than the actual amount paid for the entire year. See the Summary Compensation Table on page 35 for the actual amounts paid.

Executive	2012 Salary	2013 Salary	2014 Salary
Dr. Duroc-Danner	CHF1,760,000	CHF1,760,000	CHF1,760,000
Mr. Shivram(a)	–	$750,000	$750,000
Mr. Mehta	$620,000	$715,000	$750,000

(a) Information for 2012 is not presented for Mr. Shivram as he joined Weatherford in 2013.

Annual incentive compensation

Our annual incentive compensation is generally structured to deliver cash payouts in line with market multiples when performance targets are achieved or exceeded. The Committee annually establishes the terms of any awards under our Non-Equity Incentive Compensation Plan (the “ICP”), including the financial metrics and goals for each award, during the first quarter.

For each award under the ICP, the Committee establishes goals at three levels: threshold, target and superior. Target represents a strong but achievable level of performance that will increase shareholder value. Superior represents an extraordinary level of performance that will substantially increase shareholder value. Threshold is the entry-level of performance under the ICP, established so that smaller awards will be earned for satisfactory performance short of target.

The Committee establishes potential award payments as a percentage of the executive’s annual base salary in effect at the end of the plan year, with a percentage determined for achievement of threshold, target or superior level. If our financial results fall between the threshold and target goal levels or between the target and superior goal levels, the award payment will be determined by linear interpolation to derive the percentage of salary.

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EXECUTIVE COMPENSATION

2013 Annual incentive results

For 2013, the Committee adopted multiple metrics to determine the short-term incentive payouts that include goals based on profitability, capital efficiency and safety as set forth in the following table, which also shows the actual results of these metrics.

($ in millions) Objective	Profitability	Capital Efficiency	Safety
Performance Metric	Operating Income(a)	Reduction in Days Working Capital(b)	Lost-Time Incident Rate	Preventable Vehicle Incident Rate
Metric Weight	45%	45%	5%	5%
2013 Superior	$2,757	12 days	0.14	0.69
2013 Target	$2,282	10 days	0.15	0.73
2013 Threshold	$2,007	8 days	0.17	0.81
2013 Actual	$1,715	14 days	0.15	0.62

(a)	Operating Income is regional operating income before corporate, R&D and items.

(b)	Days Working Capital is calculated as [(Receivables + Inventory – Payables)/Annual Revenue] * 365 and the reduction is based on the change from December 31, 2012 to December 31, 2013.

The Company did not achieve the threshold level for profitability in 2013. However, the Company achieved substantial improvements in its capital efficiency, and met or surpassed targets in its safety metrics, which resulted in the non-equity incentive payments reflected in our Summary Compensation Table on page 35. These payouts are calculated based on the program as described above and do not include any discretionary additional payouts. Our CEO’s target annual incentive potential for 2013 was CHF 2,112,000. His maximum potential was CHF 4,224,000, but his achieved and paid incentive was CHF 2,217,600.

2014 Annual incentive goals

For 2014, the Committee’s approach has evolved slightly. The Committee adopted a plan to ensure that all of the Company’s key focus areas are covered by its officer group. The goal for 2014 is to incentivize the officers to transform the Company, with these key strategies:

  focus on and grow the core of the Company’s business;
  reduce costs;
  divest non-core businesses;
  reduce net debt; and
  continue to improve our safety record.

The objectives for Dr. Duroc-Danner and Messrs. Shivram and Mehta, i.e. the current NEOs who received objectives and who are collectively referred to as the “Executive Management,” are 25% related to profitability (defined by non-GAAP earnings per share instead of operating income), 25% related to cost reduction (defined by annualized cost savings), 20% related to free cash flow generation, 20% related to net debt reduction, and 10% for achievement of safety objectives. “Earnings per share” (“EPS”) means earnings per share from continuing operations before charges and credits and includes both core and non-core businesses and will be adjusted as and when non-core businesses are divested. “Annualized cost savings” means reductions in costs during the year, including but not limited to headcount reduction, closure of uneconomic or marginal locations, savings in foreign-exchange and hedging costs, and savings from manufacturing consolidations and variances; however annualized savings do not include any reductions in our cost base as a result of divesting any businesses from our previously announced divestiture program. “Free cash flow” (“FCF”) means net income from continuing operations before charges and credits and including both core and non-core businesses, plus depreciation and amortization, plus or minus movement in working capital accounts (accounts receivable, inventories and accounts payable), minus capital expenditures. The safety objective includes lost-time injury rate (“LTIR”) and preventable vehicle injury rate (“PVIR”) and the safety incentive is split equally between these two measures.

The Committee determined that, given these executives’ senior roles at the Company, and the fundamental importance of these objectives in creating value for our shareholders, all of our Executive Management, and most of our other officers, should have these common objectives. In lieu of these objectives, certain non-Executive Management officers were given other goals with particular focus on their business or corporate responsibilities.

The table below shows the threshold, target and superior objectives for our Executive Management for 2014:

($ in millions, except per share amounts)
Objective	Profitability	Cost Reduction	Free Cash Flow	Net Debt Reduction	Safety
Performance Metric	Earnings per Share	Annualized Cost Savings	FCF	Amount of Reduction	LTIR/PVIR
Metric Weight	25%	25%	20%	20%	10%
2014 Superior	$1.30	$600	$700	$1,200	0.13/0.60
2014 Target	$1.10	$500	$500	$800	0.14/0.61
2014 Threshold	$0.90	$400	$300	$600	0.15/0.62
2013 Actual	$0.60	n/a	($346)	$42	0.15/0.62

The Committee believes that these metrics are appropriate representations of and incentives towards the relevant objectives of profitability, cost reduction, free cash flow generation, net debt reduction and safety, and that the weighting assigned to each is appropriate. The targets also are tied to internal budgets and expectations and require significant improvement over the performance in 2013. The Committee believes these targets are rigorous and are at or above market expectations.

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EXECUTIVE COMPENSATION

The potential payouts under the 2014 annual bonus structure for our Executive Management, expressed as a percentage of salary based on achievement of various levels, as shown in the table below, are percentages we determined to be within market ranges based on market data from the Company’s peer group and industry. These are the same percentages that were set for 2013 for individuals with similar titles. For each metric, the percentage of salary determined by performance would be multiplied by the weighting percentage for the metric shown above to determine the payout on that metric.

	Threshold	Target	Superior
Dr. Duroc-Danner	60%	120%	240%
Mr. Shivram	50%	100%	200%
Mr. Mehta	50%	100%	200%

Award payments under the ICP are made after the public release of our year-end financial results for the applicable year and after determination of the award payments by the Committee. No award payment is made until the calculation of the payment award is approved by the Committee. Plan awards earned for a year generally are paid in February or March of the following year. Awards are paid in cash in the currency in which the recipient ordinarily is paid.

The Committee may determine that modifying the ICP, the goals or the potential award payments would provide more appropriate incentives for executives in the event of unforeseen developments. The Committee does not intend to exercise this discretion except in very unusual circumstances. The Committee reserves the right in its sole discretion to adjust the financial metrics under the ICP to reflect (1) the impact of material acquisitions or dispositions, (2) changes in our industry, (3) changes in macro-economic factors or conditions impacting the Company, (4) changes in market compensation practices and other circumstances, (5) changes in applicable laws, regulations or accounting practices, or (6) other matters that were not anticipated when the financial goals for the plan year were determined. The Committee also retains the discretion to make alternative bonus calculations or to make retention awards or other awards based on alternative or non-financial performance criteria if unexpected circumstances make such changes appropriate. The Committee does not intend to increase the potential payment amounts even if an adjustment to the metrics is warranted.

Long-term equity incentive compensation

Long-term equity incentives are designed to motivate management to enable the Company to achieve long-term performance improvements and serve to link a significant portion of compensation to shareholder returns. In March 2010, the Committee approved the 2010 Omnibus Incentive Plan (which was approved by our shareholders at our Annual General Meeting on June 23, 2010), under which the Company may issue awards of long-term equity compensation from time to time consistent with the objectives and philosophy of our compensation programs. We generally grant long-term equity awards annually in February or March to incentivize future performance.

Determination of aggregate value of awards

In determining the total value of long-term incentive awards to be granted to each NEO, the Committee determines the award value as a nominal dollar amount in accordance with market data and considers, without giving particular weight to any specific factor, the position of the officer (both in terms of function and responsibilities), tenure, anticipated future contributions and the long-term incentive compensation of similarly situated executives in our peer group. In determining the number of restricted or performance share units to award, the Committee looks to the closing share price as of the date of grant.

Forms of long-term incentives

Long-term incentive awards provide our NEOs with a benefit that increases only when the value of our shares increases, which aligns their interests with increasing shareholder value. Long-term incentives are equity-based and include restricted share units (“RSUs”) and performance units (“PUs”). In determining the form or forms of award grants, the Committee considers, among other factors, the seniority of the officer and the ability of the officer to impact our success, as well as the appropriateness of a particular security to the individual executive.

RSUs motivate our NEOs to strive for share price appreciation, as they are granted at the closing price on the date of grant, and the executive realizes value only when the units vest and the underlying shares are delivered. Except as provided below, RSUs generally vest in three equal annual installments over a period of three years. Upon vesting, the holder of RSUs receives one ordinary share for each unit that vested. Holders of RSUs do not have voting rights or dividend participation rights until the underlying shares are delivered to them.

PUs have the higher possible returns and also higher risk of the various forms of awards available to the Committee to grant. PUs also provide an even stronger correlation to shareholder value, as they vest, if at all, into a number of shares depending on achievement of specified performance targets. Except as provided below, PUs vest over a specified period of time, as determined for each award. PUs awarded in 2013 have a single three-year performance period (2013-2015), while the PUs awarded in 2014 vest in three equal installments over a three-year period. The new 2014 vesting schedule was adopted to alleviate drastic movements, or volatility, in stock price affecting abnormal payouts (high or low) based on a single, three-year stock performance measure. The Committee believes this will smooth out the stock price performance metric and any payouts that may occur through the vesting period of the PUs. The new 2014 vesting schedule has a more direct correlation between one, two and three year stock price increases and executive compensation, which provides greater alignment with the long-term incentive plans.

With regard to vesting of RSUs and PUs, if the holder’s employment with the Company terminates prior to the last (or sole) vesting date, in the case of RSUs, for any reason other than the holder’s death or “disability,” or in the case of both types of awards, is terminated by the holder for any reason other than “good reason” or by the Company for “cause,” then any restrictions that have not previously lapsed pursuant to the aforesaid provisions will not lapse, and any units with respect to which the restrictions have not lapsed will be forfeited to the Company. See additional descriptions and definitions in “Executive Employment Agreements” on page 33.

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EXECUTIVE COMPENSATION

Grants in 2013

In March 2013, the Committee awarded long-term equity incentives of the following values to our NEOs:

Executive	2013 Award
Dr. Duroc-Danner	$8,000,000
Mr. Shivram(a)	$—
Mr. Mehta	$2,900,000
Mr. Fontana(b)	$5,000,000
Mr. Briscoe(c)	$2,750,000
Mr. Gee(d)	$2,850,000
Mr. Henry(e)	$2,000,000
Mr. Jacobson(f)	$2,000,000

(a)	Mr. Shivram did not join the Company until November 2013. At that time he was granted restricted share awards with a value of $3.9 million, based on the closing stock price on the date of grant.

(b)	Mr. Fontana left the Company effective December 13, 2013.

(c)	Mr. Briscoe left the Company effective September 11, 2013.

(d)	Mr. Gee left the Company effective February 28, 2014.

(e)	Mr. Henry left the Company effective June 30, 2013.

(f)	Mr. Jacobson left the Company effective July 3, 2014.

These values were used to calculate a number of units awarded based on the closing share price on the date of grant and may not correlate to the value presented in our Summary Compensation Table on page 35. The values of PUs reflected in that table are based on a statistical option-value pricing model known as “Monte Carlo Valuation,” which is used for accounting purposes. We encourage you to review the Summary Compensation Table on page 35 and the subsequent tables.

Of the above awards, the Committee granted 100% of the award to Dr. Duroc-Danner and Mr. Fontana in the form of PUs. The Committee granted the other NEOs 50% of their awards in PUs and 50% in RSUs. In determining to grant other NEOs a different equity mix, the Committee noted that the Company was alone among its peers in providing all long-term compensation solely in PUs for the CEO. Further, the Committee considered that a grant of entirely PUs may not be the most effective incentive for all NEOs, depending on such factors as the executive’s career tenure, level of responsibility within the Company, job function, and retention concerns.

The 2013 PUs have a single three-year performance period (2013-2015 combined). The PUs will be settled in ordinary shares issued under our 2010 Omnibus Incentive Plan, with the actual number of shares to be issued based on a multiple of each executive’s targeted number of PUs. The performance multiplier is based on the Company’s absolute increase in share price, measured as compound annual growth rate (“CAGR”). The following table shows the number of shares each unit will vest into based on our three-year CAGR:

CAGR	Performance Multiplier
20%+	2.0x
15%	1.0x
10%	0.5x
<10%	0.0x

CAGR between 10% and 15% or between 15% and 20% would be interpolated (i.e., CAGR of 18% would yield a multiplier of 1.6x).

Rationale for certain grants

As mentioned above, in November 2013 the Company granted Mr. Shivram restricted shares valued at $3.9 million in connection with his joining the Company as its new Executive Vice President and Chief Financial Officer. In doing this, the Committee took into account Mr. Shivram’s career of over 25 years in financial and operational management in the oilfield service industry, including his tenure at a major competitor and member of our peer group, as well as his experience in financial accounting, income taxes, corporate finance, and mergers and acquisitions. The Company determined that Mr. Shivram was ideally suited to address the Company’s challenges, including overcoming its past material weaknesses in income tax accounting, and position the Company for long-term improvement and growth of shareholder value, in terms of higher earnings, cost reduction, capital efficiency, net debt reduction, and acquisition and divestiture activity. The Company acknowledged the considerable value that Mr. Shivram would lose by leaving his former employer, and decided that it was in the Company’s best interest to award Mr. Shivram a “make-whole” award that would replace 100% of the value he was forfeiting by leaving his prior employer, as well as be competitive in the marketplace for talented financial professionals and tie Mr. Shivram’s compensation further to the Company’s financial results and align his position with the Company’s shareholders.

While the shares awarded to Mr. Shivram vested immediately on the effective date of grant (November 6, 2013), they are subject to a three-year lock-up period during which, except as provided in the following sentences, they cannot be sold or otherwise disposed of. The transfer restriction lapses in three equal installments on November 6, 2014, 2015, and 2016, so that on each such date, one-third of the total number of shares becomes free of the restriction. If Mr. Shivram's employment with the Company terminates prior to November 6, 2016 (i) due to death or “disability,” (ii) by Mr. Shivram for “good reason”, or (iii) by the Company for any reason other than “cause,” then, in any such event, the transfer restriction lapses as to all the shares. If Mr. Shivram's employment with the Company terminates prior to November 6, 2016 for any reason other than his death or “disability,” or is terminated by him for any reason other than “good reason” (regardless if the Company disputes the basis of such termination), or by the Company for “cause,” then any transfer restriction that has not previously lapsed will not lapse, and any shares with respect to which the transfer restriction has not lapsed will be forfeited and returned to the Company. (For the meanings of the words in quotation marks, see “Executive Employment Agreements” on page 33.) The Committee believes that these arrangements are suitable for an award of this type, and also serve as a retention mechanism, and concluded that all aspects of the award were reasonable and competitive.

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EXECUTIVE COMPENSATION

Grants in 2014

In February 2014, the Committee awarded long-term equity incentives of the following values to our NEOs, based on market comparisons:

Executive	2014 Award
Dr. Duroc-Danner	$8,000,000
Mr. Shivram	$3,000,000
Mr. Mehta	$3,000,000
Mr. Jacobson(a)	$0

(a) Mr. Jacobson left the Company effective July 3, 2014.

For each of the officers who received awards, the Committee determined to grant 50% of awards in PUs and 50% in RSUs. This differs from the previous year, when the Committee granted 100% of our CEO’s and COO’s award to each of them in PUs and, for the other executives, 50% in the form of PUs and 50% in RSUs. The Committee made this change in order to align the CEO’s and COO’s mix of long-term incentives with that of the remaining executive team and to more closely reflect the mix of stock awards to our peer group.

The RSUs vest over three years, with 1/3 of the awarded RSUs vesting each year.

The PUs will vest over three years, with 1/3 of the awarded number of units vesting (or if the baseline performance goal is not met, being forfeited) each year. Each year’s vesting of PUs is calculated independently so that under-performance in any one year is not offset by over-performance in any other year. The PUs will be settled in ordinary shares issued under our 2010 Omnibus Incentive Plan, with the actual number of shares to be issued based on a multiple of each executive’s targeted number of PUs. At each vesting point, the number of shares to be issued will be based on the Company’s stock price at the end of the vesting period, i.e., the stock price as of the last trading day of each calendar year 2014, 2015 and 2016. The following table shows how the level of vesting will be calculated:

Company Stock Price ($ per share) on the last trading day of the calendar year ending(c):
Performance Goal(a)	Conversion Percentage(b)	December 31, 2014	December 31, 2015	December 31, 2016
Less than BSP	0%	<BSP	<BSP	<BSP
10% increase in Stock Price	0% to 50%	≥BSP and <1.10 * BSP	≥BSP and <1.21 * BSP	≥BSP and <1.33 * BSP
15% increase in Stock Price	50% to 100%	≥1.10 * BSP and <1.15 * BSP	≥1.21 * BSP and <1.32 * BSP	≥1.33 * BSP and <1.52 * BSP
20% increase in Stock Price	100% to 200%	≥1.15 * BSP and <1.20 * BSP	≥1.32 * BSP and <1.44 * BSP	≥1.52 * BSP and <1.73 * BSP

(a)	Based on closing, or baseline share price (“BSP”), as of December 31, 2013, of $15.49

(b)	Will be interpolated for intermediate results within the stock price range shown, up to a maximum of 200%.

(c)	Multiplier shown to the nearest hundredth, actual Company stock price set forth in the award agreements will govern.

The Committee believes that linking the results of these long-term incentive awards to the Company’s stock price is appropriate as this approach aligns the financial interests of the NEOs with those of the Company’s shareholders. The Committee further believes that the stock price is a useful target, since it should reflect in one readily determinable number several of the Company stated objectives, including cost reduction, capital efficiency, net debt reduction, and the disposition of non-core business lines. The Committee believes that the three-year vesting schedule of the RSUs and PUs would require the NEOs to focus on short-term results as well as the Company’s achievements over a longer term. In fact, if the Company’s stock price does not rise and remain above $15.49, the closing price on December 31, 2013, then the PUs provide no value to the NEOs. When setting the applicable stock prices used in the performance goals set forth above, the Committee considered the Company’s one year price targets (as published by various third-party analysts), the cyclical nature of the oil and gas industry, the volatility of the Company’s stock price, and the expected timeline for turnaround of the Company’s financial and operational performance.

Clawback policy

Our Weatherford International Executive Compensation Clawback Policy sets out the terms under which we may seek to recover incentive compensation from our officers. The purpose of the policy is to enable the Committee to recoup performance-based compensation that is paid but it is subsequently determined not to have been earned because financial results are restated, including if the Committee determines that an officer has engaged in fraud, willful misconduct or gross negligence that has caused or contributed to a restatement of our financial statements.

Other share grants

Due to our suspension of the Executive Deferred Compensation Stock Ownership Plan (“EDC”) in 2008 (see “Retirement Plans—Suspended Deferred Compensation Plan” below), and in order to continue to encourage equity ownership as well as to compensate participants for the loss of this benefit, we grant participants in this plan, including our current NEOs (other than Mr. Shivram as this benefit ceased prior to his employment) and approximately 20 other non-executive senior management and key employees, quarterly grants of shares in an amount to approximate the benefits participants would have received had we not suspended the plan. The table entitled “Grants of Plan-Based Awards in 2013” on page 37 reflects these grants to our current NEOs (other than Mr. Shivram), and these grants are included in the Summary Compensation Table on page 35.

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EXECUTIVE COMPENSATION

Mandatory Minimum Share Ownership Guidelines

The Committee believes that it is important to align the interests of management with the interests of our shareholders. In furtherance of this philosophy, the Company has adopted the following mandatory minimum share ownership guidelines. Share ownership includes shares owned directly as well as equity-based awards not yet fully vested, deferred compensation plans and retirements plans (including our 401(k) plan and suspended plans). The minimum guidelines are based on a multiple of base salary or, in the case of directors, annual cash retainer. The guidelines are as follows:

Chief Executive Officer	6x
Other executives	3x
Directors	5x

A transition period of two years is allowed for new directors to achieve the ownership amount. Executive officers are required to achieve ownership amounts within three years of hire or appointment.

The Committee has reviewed the share ownership of our executive officers and directors and, subject to the transition periods described above, determined that they meet or exceed these share ownership guidelines.

Perquisites

We provide our NEOs with perquisites and other personal benefits that we believe are reasonable and consistent with the practices of our peer group. Perquisites made available to our NEOs include an annual car allowance or the use of a company car and the payment of club dues. The amounts of these perquisites are shown in the Summary Compensation Table on page 35 and the related footnotes.

Expatriate benefits

For our NEOs who are assigned to an international location outside their home country, we also provide reasonable and customary expatriate benefits, including relocation expenses, housing allowance and educational expenses for dependent children. The types and values of perquisites for each NEO are shown in the Summary Compensation Table and notes to that table on page 35.

Dr. Duroc-Danner has declined to accept a housing allowance or educational expenses in connection with his assignment to Switzerland.

We also provide officers who are on international assignment a benefit designed to absorb part of the additional tax burden resulting from their assignment. We believe these benefits are standard in our industry and generally apply to non-management expatriate employees as well. We believe the level of tax benefit provided is reasonable and not excessive. Further, we believe the cost to the Company of providing this benefit is reasonable in light of the benefits we receive in having our officers assigned outside their home country.

The level of tax benefit we provide to officers assigned to our Swiss headquarters is significantly less than the benefit we provide to non-executive employees on international assignment in other jurisdictions. We use a “hypothetical tax” model, in which we deduct a fixed amount from the executive’s cash and equity income and then pay taxes on behalf of the executive in his home country and country of assignment. Many companies use a “tax equalization” method, in which the expatriate’s taxes are calculated based on what they would be in his or her home country if he or she were not on an international assignment, and the Company reimburses the expatriate for all taxes above that amount.

For our officers assigned to Switzerland, we generally deduct a 35% hypothetical tax. The effective result is that these officers pay a 35% flat tax on every dollar of income with no deductions and no exemptions. This often results in a higher tax payment by the executive than they would pay in their home country absent the international assignment, so the tax benefit we provide is less than the full tax equalization method employed by many companies in our industry.

Other than Dr. Duroc-Danner, none of our current NEOs receives any expatriate benefits.

Section 162(m) of the Internal Revenue Code

The Committee considers the tax impact of our executive compensation programs. Section 162(m), as interpreted by U.S. Internal Revenue Service Notice 2007-49, imposes a $1 million limitation on the deductibility of certain compensation paid to certain officers. As a multi-national Irish company, the significant majority of our executive compensation is not a U.S. tax expense, so section 162(m) is not a concern for the Company. The Committee may take into account the potential application of section 162(m) on incentive compensation awards and other compensation decisions, and it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

Retirement plans

Discontinued executive retirement plan

Historically, we maintained supplemental executive retirement plans. No new participants have been admitted to the plans since 2006. The original plan was frozen in 2008, and the successor plan was frozen in 2010, following which no additional benefits have accrued to the participants, other than de minimis interest accruals on cash balances.

The only remaining participant in the plan is Dr. Duroc-Danner. In 2010, Dr. Duroc-Danner elected to convert his fully vested cash balance in the plan into approximately 4.4 million notional share units. He will receive these units upon leaving the Company or no later than January 1, 2017 and the value of these units will increase or decrease in direct correlation to the change in our share price. This provides a strong linkage to our share price performance.

Suspended deferred compensation plan

We historically maintained the EDC for our executive officers and certain senior managers and key employees. We suspended the EDC in 2008 such that no new participants may join the plan, participants may not make compensation deferrals to the plan, and we do not make credits under the plan of behalf of participants.

All participants in the plan are fully vested in their plan balances. Shares sufficient to cover all participant accounts are maintained in a trust, and the Company does not expect to incur any further liability on distribution of participant accounts. All amounts under the EDC will be distributed upon the respective participants’ leaving the Company or no later than January 1, 2017. While Weatherford Switzerland, our predecessor company, generally made distributions under this plan in its registered shares, as a result of Weatherford Switzerland’s merger into us in June 2014, we will make distributions in either shares or cash pursuant to an amendment to the EDC made in order to comply with Irish law. The redomestication from Switzerland to Ireland will not, however, affect the timing or amount of distributions.

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EXECUTIVE COMPENSATION

During 2012, the Committee elected to terminate this plan and make a partial distribution pursuant to it, resulting in the taxable distribution to participants of fully vested balances as of December 31, 2004. The Committee took this action to minimize the ongoing administrative burden of this suspended plan and in anticipation of higher 2013 personal income tax rates for most participants.

The values of the benefits in the EDC and the change in the value of those benefits is set forth under the heading “Nonqualified Deferred Compensation” on page 44.

Other generally available benefits and other compensation

Our NEOs are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include a 401(k) plan or other pension plan depending on their jurisdiction, as well as health, medical and welfare programs. We also pay life insurance premiums on their behalf.

Employment agreements

Executive employment agreements

All of our current NEOs have entered into the same form of employment agreement (the “Executive Employment Agreement”), except that Mr. Shivram’s agreement does not contain a “good reason” termination event for relocation and certain provisions were added to address potential changes in applicable law. Under the terms of the Executive Employment Agreement, if the Company terminates an executive’s employment for any reason other than cause, if the executive terminates his employment for good reason or if the employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive (i) an amount equal to three (one in the case of death, disability or due to the Company’s non-renewal of the agreement) multiplied by the sum of the annual base salary received by the executive as of the date of termination plus the target level annual bonus that would be payable in the current fiscal year, and (ii) any accrued salary or bonus (pro-rated to the date of termination). In addition, under these circumstances, all dental and health benefits and all other welfare benefits will be maintained for one to three years after termination provided the executive makes his required contribution. We are required to pay legal fees and expenses incurred by the executive in any disputes regarding the Executive Employment Agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.

Benefits potentially payable to our NEOs under the Executive Employment Agreement are described in greater detail under “Potential Payments upon Termination or Change of Control” beginning on page 38.

Severance benefits

The severance benefits under the Executive Employment Agreement are not augmented by a change of control and are “double-trigger” arrangements.

The Committee has determined that offering severance benefits (which may be payable in the event of a qualifying termination of employment prior to or following a change of control) is beneficial in recruiting and retaining executives and also encourages the retention of our officers during the pendency of a potential change of control transaction or other organizational changes within the Company. Our severance benefits and protections are intended to provide for the payment of severance benefits to the executive officers in the event their employment with the Company is involuntarily terminated without cause (including in case of death or disability) or they resign for good reason and to encourage the executive officers to continue employment in the event of a potential “change of control.” The Committee believes that these benefits serve to enhance shareholder value and align our officers’ interests with those of our shareholders. While the Executive Employment Agreement provides for severance benefits, the benefits provided by these agreements are generally more limited compared to prior agreements.

The potential payments that each of our NEOs would have received if a termination of employment had occurred on December 31, 2013 are set forth under the section entitled “Potential Payments Upon Termination or Change of Control” beginning on page 38.

Termination of employment

The following paragraphs summarize separation compensation made to former NEOs of the Company.

Peter T. Fontana, formerly the Executive Vice President and Chief Operating Officer of the Company, ceased to be an employee on December 13, 2013. In connection with rights under his Executive Employment Agreement, the Company paid Mr. Fontana accrued vacation of £213,869, a pro-rated 2013 bonus calculated at a target level of £609,381, and an additional amount of £1,281,984 (representing one times the sum of base salary plus annual bonus calculated at a target level), plus a lump sum of £356,804. Further, in settlement of long-term equity-based incentive awards, Mr. Fontana received a gross distribution of 1,031,148 shares of Weatherford Switzerland’s stock with respect to RSUs and PUs.

John H. Briscoe, formerly the Senior Vice President and Chief Financial Officer of the Company, ceased to be an employee on September 11, 2013. In connection with rights under his Executive Employment Agreement, the Company paid Mr. Briscoe accrued vacation of $104,996, a pro-rated 2013 bonus calculated at a target level of $455,947, and an additional amount of $4,149,600 (representing three times the sum of base salary plus annual bonus calculated at a target level), plus interest on certain deferred portions estimated at $74,840. Further, in settlement of long-term equity-based incentive awards, Mr. Briscoe received a gross distribution of 203,811 shares of Weatherford Switzerland’s stock with respect to RSUs and an additional 288,992 shares with respect to PUs. At the election of Mr. Briscoe, shares were withheld to satisfy the minimum tax withholding requirements. The Company agreed to provide Mr. Briscoe with outplacement services, at a cost of up to $35,000. Mr. Briscoe agreed to provide consulting services to the Company for a period of up to six months after his separation, for which the Company agreed to pay him $11,526 per month.

Nicholas W. Gee, formerly the Executive Vice President - Strategy and Development and Chief Safety Officer of the Company, ceased to be an employee on February 28, 2014. In connection with rights under his Executive Employment Agreement, the Company paid Mr. Gee accrued vacation of CHF51,408, CHF21,134 in lieu of certain insurance benefits, a pro-rated 2014 bonus calculated at a target level of CHF95,881 and an additional amount of CHF3,645,336 (representing three times the sum of base salary plus annual bonus calculated at a target level). Further, in settlement of long-term equity-based incentive awards, Mr. Gee received a gross distribution of 440,084 shares of Weatherford Switzerland’s stock with respect to RSUs and PUs. At the election of Mr. Gee, shares were withheld to satisfy his hypothetical tax obligation. In accordance with the Company’s tax procedure for international assignees, the Company will be responsible for Mr. Gee’s tax liability beyond the hypothetical taxes deducted from his cash and equity compensation and will incur the costs related to the preparation of his tax returns. In addition, the Company agreed to provide Mr. Gee with outplacement services, at a cost of up to $35,000.

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EXECUTIVE COMPENSATION

Joseph C. Henry, formerly the Senior Vice President and Co-General Counsel of the Company, ceased to be an employee on June 30, 2013. In connection with his separation, the Company paid Mr. Henry accrued vacation of $62,554, a pro-rated 2013 bonus calculated at a target level of $243,360, and an additional amount of $3,082,560 (representing three times the sum of base salary plus annual bonus calculated at a target level), plus interest on certain deferred portions estimated at $108,092. Further, in settlement of long-term equity-based incentive awards, Mr. Henry received a gross distribution of 313,959 shares of the Weatherford Switzerland’s stock with respect to RSUs and PUs. At the election of Mr. Henry, shares were withheld to satisfy the minimum tax withholding requirements. The Company agreed to provide Mr. Henry with outplacement services, at a cost of up to $35,000. Mr. Henry agreed to provide consulting services to the Company after his separation for a period of up to six months at $19,874 a month; these services were terminated by the Company on October 11, 2013.

William B. Jacobson, formerly the Senior Vice President, Co-General Counsel and Chief Compliance Officer of the Company, ceased to be an employee on July 3, 2014. In connection with his separation, the Company paid Mr. Jacobson accrued vacation of $74,519, a pro-rated 2014 bonus calculated at a target level of $252,055, and an additional amount of $4,500,000 (representing three times the sum of base salary plus annual bonus calculated at a target level), plus interest on certain deferred portions estimated at $68,742. Further, in settlement of long-term equity-based incentive awards, Mr. Jacobson received a gross distribution of 330,090 shares of the Company’s stock with respect to RSUs and PUs. At the election of Mr. Jacobson, shares were withheld to satisfy the minimum tax withholding requirements. The Company agreed to provide Mr. Jacobson, upon request, with outplacement services, at a cost of up to $35,000.

Compensation committee report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John D. Gass
William E. Macaulay (Chairman)
Robert K. Moses, Jr.
Guillermo Ortiz

Compensation committee interlocks and
insider participation

The Compensation Committee’s current members are Dr. Ortiz and Messrs. Gass, Macaulay (Chairman) and Moses, all of whom are independent, non-employee directors. None of the current Compensation Committee members has served as an officer or employee of the Company.

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EXECUTIVE COMPENSATION

Summary compensation table

This table shows the total compensation paid for the years ended December 31, 2013, 2012 and 2011 to our NEOs. Information is not provided for 2011 for Messrs. Mehta and Briscoe and for 2011 and 2012 for Messrs. Shivram and Henry because they were not NEOs in those years.

Name and Principal Position	Year	Salary ($)	Non Equity Incentive ($)(h)	Bonus ($)	Stock Awards ($)(i)	Change in Actuarial Value of Pension Benefit and Nonqualified Deferred Compensation Earnings ($)(j)	All Other Compensation ($)(k)	Total ($)
Bernard J. Duroc-Danner
Chairman of the Board,	2013	1,901,171	2,506,046	—	7,742,425	—	1,008,245	13,157,887
President and Chief	2012	1,879,974	447,552	—	235,727	1,557,892	3,056,231	7,177,376
Executive Officer(a)	2011	1,992,275	—	1,535,818	9,890,504	2,205,191	1,693,433	17,317,221
Krishna Shivram
Executive Vice President	2013	116,477	120,822	300,000	3,936,649	—	4,327	4,478,275
and Chief Financial Officer(b)
Dharmesh Mehta
Executive Vice President	2013	699,167	750,750	250,000	2,919,787	—	23,840	4,643,544
and Chief Operating Officer	2012	620,000	111,600	—	3,614,101	—	23,160	4,368,861
Nicholas W. Gee
Former Executive Vice	2013	646,352	649,812	—	2,863,476	—	1,149,854	5,309,494
President -Strategy and	2012	594,778	106,440	—	3,619,045	—	876,689	5,196,952
Development and Chief	2011	548,093	—	402,339	2,110,149	—	197,367	3,257,948
Safety Officer(c)
John H. Briscoe
Former Senior Vice	2013	504,933	—	—	2,653,058	—	4,846,217	8,004,208
President and Chief	2012	659,091	126,000	—	2,523,801	—	25,579	3,334,471
Financial Officer(d)
Peter T. Fontana
Former Executive Vice	2013	945,991	—	—	4,828,588	—	4,637,959	10,412,538
President and Chief	2012	976,586	187,550	—	7,785,879	—	600,954	9,550,969
Operating Officer(e)	2011	895,135	—	824,940	6,496,518	—	583,882	8,800,475
Joseph C. Henry
Former Senior Vice	2013	266,933	—	—	2,004,295	—	3,585,287	5,856,515
President and Co-General
Counsel(f)
William B. Jacobson
Former Senior Vice President,	2013	1,000,000	525,000	—	2,099,232	—	25,169	3,649,401
Co-General Counsel and	2012	1,000,000	93,600	—	2,786,086	—	18,306	3,897,992
Chief Compliance Officer(g)	2011	1,000,000	—	—	1,783,222	—	13,606	2,796,828

(a)	Dr. Duroc-Danner’s salary for 2011, 2012 and 2013 was CHF 1,760,000. The change in value reflected above relates to changes in the USD-CHF exchange rate. Amounts shown in table represent the CHF salary translated to USD at the rate on the respective dates of payment.

(b)	Mr. Shivram joined the Company in November 2013.

(c)	Mr. Gee’s 2012 and 2013 salary was denominated and paid in CHF. Amounts shown in table represent the monthly CHF salary translated to USD at the average exchange rate for each applicable month of the year. Mr. Gee left the Company effective February 28, 2014.

(d)	Mr. Briscoe left the Company effective September 11, 2013.

(e)	Mr. Fontana’s 2012 and 2013 salary was denominated and paid in British Pounds (GBP). Amounts shown in the table represent the monthly GBP salary translated to USD at the average exchange rate for each applicable month of the year. Mr. Fontana retired from the Company effective December 13, 2013.

(f)	Mr. Henry left the Company effective June 30, 2013.

(g)	Mr. Jacobson left the Company effective July 3, 2014.

(h)	Values for 2012 relate to the Company’s safety performance exceeding the Superior target as prescribed in the 2012 ICP. Values for 2013 relate to the Company’s capital efficiency exceeding the Superior target and its safety performance meeting or surpassing the Target level as prescribed in the 2013 ICP. Amounts showing in this column for 2013 and 2012 were paid in 2014 and 2013, respectively, but relate to the 2013 and 2012 fiscal years, respectively. For amounts paid in a currency other than USD, the payment was converted to USD, for purposes of this disclosure, using the appropriate foreign exchange rate as of the applicable payment dates.

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EXECUTIVE COMPENSATION

(i)	Assumptions used in the calculation of these amounts are included in footnote 15 to the audited financial statements included in Weatherford Switzerland’s Annual Report on Form 10-K for the year ended December 31, 2013. For the PUs granted during 2013, the value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, are as follows:

Executive	Maximum Payout ($)
Bernard J. Duroc-Danner	$16,000,000
Dharmesh Mehta	$ 2,900,000
William B. Jacobson	$ 2,000,000

(j)	This increase in actuarial value does not reflect additional compensation paid, but rather reflects an increase in the year-over-year present value of the actuarial benefit. This increase in actuarial value is presented as required by SEC regulations. No additional benefits accrued under the executive retirement plans for Dr. Duroc-Danner in 2011, 2012 or 2013. For information on the retirement plans and the freezing of these plans, see “Retirement Plans-Discontinued Executive Retirement Plan” in the Compensation Discussion and Analysis section of this proxy statement. For more information on the present value of the pension benefit, see “Pension Benefits” below.

(k)	All Other Compensation for 2013 consists of the following:

				Matching Contributions under 401(k) and Other Contribution Plans ($)(1)
						Expatriate
	Car/Car Allowance ($)	Club Membership Dues ($)	Consulting Fees ($)		Life Insurance Premiums ($)	Relocation Pay and Geographic Differential ($)	Housing, Schooling and Other ($)	Net Taxes Paid ($)(2)	Termination Pay ($)(3)
Duroc-Danner	4,838	5,659	—	42,641	3,371	665,410	8,154	278,172	—
Shivram	1,677	—	—	—	2,650	—	—	—	—
Mehta	10,800	—	—	10,200	2,840	—	—	—	—
Gee	19,418	—	—	32,429	2,119	290,858	214,815	590,215	—
Briscoe	7,560	4,923	34,578	10,200	3,573	—	—	—	4,785,383
Fontana	—	—	—	49,800	2,255	283,797	241,104	—	4,061,003
Henry	5,400	5,630	66,674	10,041	976	—	—	—	3,496,566
Jacobson	10,800	—	—	10,200	4,169	—	—	—	—

(1)	Dr. Duroc-Danner is, and Mr. Gee was, a participant in the Weatherford International Swiss Pension Plan. Mr. Fontana was a participant in the Global Retirement Savings Plan. Messrs. Shivram and Mehta are, and Messrs. Briscoe, Henry and Jacobson were, participants in the U.S. 401(k) plan. Amounts shown represent Company contributions to those plans.

(2)	Net Taxes Paid represents the difference between cash taxes paid on behalf of the executive during the year and amounts withheld from the executive’s compensation for taxes during the year. Taxes paid by the Company to a taxing authority in 2013 with respect to taxes on income earned in previous years are shown in 2013.

(3)	For details of termination pay, see “Termination of Employment” in this proxy statement.

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Grants of plan-based awards in 2013

The following table provides information regarding plan-based awards granted in 2013 to the NEOs.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Restricted Shares/Units (#)	Grant Date Fair Value of Share Awards ($)(2)
Name	Grant Date		Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)	Maximum (#)
Bernard J. Duroc-Danner	Jan 2								5,450	61,476
	Mar 7		1,115,822	2,231,645	4,463,290
	Mar 7	(3)				343,938	687,876	1,375,752		7,435,940
	Apr 1								9,632	117,029
	July 1								4,525	62,581
	Oct 1								4,090	65,399
Krishna Shivram	Nov 6		57,534	115,068	230,137
	Nov 6								231,024	3,936,649
Dharmesh Mehta	Jan 2								2,112	23,823
	Mar 7		357,500	715,000	1,430,000
	Mar 7	(3)				62,339	124,678	249,356		1,347,769
	Mar 7								124,678	1,450,005
	Apr 1								3,373	40,982
	Jul 1								2,023	27,978
	Oct 1								1,828	29,230
Nicholas W. Gee	Jan 2								2,057	23,203
	Mar 7		288,888	577,777	1,155,553
	Mar 7	(3)				61,264	122,528	245,056		1,324,528
	Mar 7								122,528	1,425,001
	Apr 1								3,175	38,576
	Jul 1								1,832	25,337
	Oct 1								1,678	26,831
John H. Briscoe	Mar 7		327,600	655,200	1,310,400
	Mar 7	(3)				59,115	118,229	236,458		1,278,055
	Mar 7								118,229	1,375,003
Peter T. Fontana	Jan 2								3,384	38,172
	Mar 7		481,116	962,232	1,924,464
	Mar 7	(3)				214,962	429,923	859,846		4,647,468
	Apr 1								5,175	62,876
	Jul 1								2,801	38,738
	Oct 1								2,585	41,334
Joseph C. Henry	Jan 2								1,772	19,988
	Mar 7		243,360	486,720	973,440
	Mar 7	(3)				42,993	85,985	171,970		929,498
	Mar 7								85,985	1,000,006
	Apr 1								2,769	33,643
	Jul 1								1,530	21,160
William B. Jacobson	Jan 2								3,406	38.420
	Mar 7		250,000	500,000	1,000,000
	Mar 7	(3)				42,993	85,985	171,970		929,498
	Mar 7								85,985	1,000,006
	Apr 1								4,222	51,297
	Jul 1								2,829	39,125
	Oct 1								2,557	40,886

(1)	Represents potential payments for the year ended December 31, 2013 under the terms of the Weatherford International Non-Equity Incentive Compensation Plan. See “Our Executive Compensation Program-Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this proxy statement for more information. Mr. Shivram is prorated based on the date that he joined the Company on November 6, 2013.

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(2)	The grant date fair value of each of the awards was based on Weatherford Switzerland’s closing share price on the date of the grant for restricted share unit awards and, for performance unit awards, a calculated fair value derived using a Monte Carlo valuation model.

(3)	The amounts shown represent the aggregate threshold, target and maximum payment levels with respect to the grant of PUs tied to total shareholder return over the performance period. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero), representing 50% of the number of performance units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 200% of the number of PUs granted.

Potential payments upon termination or change of control

The following summarizes the potential payments upon termination or change of control to our NEOs as of December 31, 2013. The potential payments described in this section assume the triggering event occurred on December 31, 2013. No information is provided in this section with regard to potential payments to certain persons listed as NEOs in this proxy statement if such NEOs received payments pursuant to their Employment Agreements and such actual amounts are described in this proxy statement separately under “Compensation Discussion and Analysis—Termination of Employment.”

Executive Employment Agreements

Under the terms of our Executive Employment Agreements with Dr. Duroc-Danner and Messrs. Shivram and Mehta, if their employment is terminated, whether as a result of death, “disability,” “good reason,” “cause” or otherwise (each term as defined in the Executive Employment Agreements), the NEO (or his estate) will generally be entitled to receive the following compensation:

  any unpaid salary and accrued vacation earned through the date of termination of employment (the “Earned Unpaid Salary”);
  all benefits to which the executive is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreements in which the executive was a participant at the time of termination (the “Benefits Payment”);
  an amount equal to the annual bonus amount that would be payable in the year of termination (pro-rated to the date of termination);
  an amount equal to the sum of the base salary at the time of termination added to the target bonus amount (that would be payable in the year of termination), multiplied by three in the event of a termination by us other than for cause or by the executive for good reason (other than non-renewal, as defined below) and multiplied by one in the case of a termination due to death, disability or for a termination for good reason due to the Company’s non-renewal of the agreement (the “Salary and Bonus Payment”);
  any benefits payable under our retirement plans as of the date of termination (the “Retirement Plan Payment”). For more information regarding our retirement plans, see the “Pension Benefits” section in this proxy statement and “Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement;
  all dental and health benefits under any plans that are provided to the NEO and his or her family prior to termination would be maintained after termination for a period of one to three years or such longer period as the plans may require, provided the NEO makes his required contribution and that such benefits are secondary to any benefits offered by another employer (the “Healthcare Benefit”); and
  upon request, up to a maximum of $35,000 for outplacement services for the NEO, the provider of which would be selected and paid directly by us (the “Outplacement Benefit”) for a period not extending beyond the last day of the second taxable year following the taxable year in which the NEO’s termination occurs.

Under the Executive Employment Agreements, we will make required payments (other than the pro-rata bonus payment for the year of termination, which will be paid at the time bonus payments for that year would normally be paid) within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A specified employee, these payments will be made on the date that is six months following date of such separation from service with such payments (along with the Retirement Plan Payment) bearing interest at the prime rate per annum as of the date of termination.

The Executive Employment Agreements provide that if the employee is a participant in our now frozen retirement plan (which applies only to Dr. Duroc-Danner), he will be entitled to a “gross up payment” that is limited solely to the payments of penalties, excise or other taxes incurred by him pursuant to Section 457A of the Code with respect to accrued benefits under our retirement plans. The Company does not believe that Section 457A would impose any such penalties, excise or other taxes. The Executive Employment Agreements expressly exclude gross-ups previously provided under those retirement plans. The Executive Employment Agreements do not provide for any other type of “gross up payments.”

Under the Executive Employment Agreements:

(i)	“cause” is defined as the willful and continued failure to substantially perform the executive’s duties with the Company (other than failure resulting from incapacity due to mental or physical illness or anticipated failure after the executive has provided a notice to termination for good reason) after written demand is made by the Board of Directors, or the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

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(ii)	“disability” is defined as the absence of the executive from his duties on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness. If we determine that the executive is disabled, the NEO has 30 days from the date of our notice to the executive of intent to terminate employment by reason of disability to return to full-time performance of his duties. The executive may terminate his employment for disability if a physician selected by the executive determines that a disability has occurred.

(iii)	“good reason” generally means the occurrence of any of the following:

  the assignment to the executive of any position, authorities, duties or responsibilities that are materially inconsistent with the executive’s position, authorities, duties or responsibilities as provided in the Executive Employment Agreement or any other action that results in a material diminution of the executive’s position, authorities, duties or responsibilities;
  a relocation of the executive (a provision not included in Mr. Shivram’s agreement);
  a material breach by the Company of the Executive Employment Agreement;
  the Company’s giving of notice that the Executive Employment Agreement term will not be extended (“non-renewal”); or
  the failure by the Company to require any successor to perform the Executive Employment Agreement between the executive and the Company.

After a change of control or other transaction in which our ordinary shares cease to be publicly traded, “good reason” also will be deemed to exist if the executive is assigned to any position, authority, duties or responsibilities that are not at the ultimate parent company of the surviving entity.

(iv)	“change of control” is generally deemed to occur if:

  any person acquires 20% or more of our ordinary shares;
  at least two-thirds of the members of the current Board of Directors cease to be directors other than in specified circumstances;
  upon the consummation of a merger or similar transaction other than (1) a transaction in which the shareholders beneficially owning the registered shares outstanding immediately prior to the transaction represent at least two-thirds of the voting power immediately after the transaction, (2) a transaction in which no person owns 20% or more of the outstanding registered shares or voting power of the surviving entity, and (3) a transaction in which at least two-thirds of the members of the surviving entity are current members of the Board of Directors at the time the transaction was approved; or
  approval or adoption by the Board of Directors or our shareholders of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or a dissolution of the Company.

The Executive Employment Agreements contain a confidentiality provision. In no event, however, will an asserted violation of the confidentiality provision constitute a basis for deferring or withholding any amounts otherwise payable to the NEO under the Executive Employment Agreement.

Similarly, the Executive Employment Agreements contain non-competition and non-solicitation provisions which are generally applicable for one year from when the NEO ceases to be employed. The non-competition restrictions do not apply if the NEO terminates employment for any reason within one year following a change of control. Additionally, if the NEO voluntarily terminates employment other than for good reason, the non-competition restrictions shall apply only if (i) the Company notifies the NEO of its intent to enforce the non-competition provisions within 15 days following the NEO’s separation from service and (ii) the Company pays the NEO a lump sum amount equal to the sum of the annual base salary received by the NEO as of the date of termination and the NEO’s target annual bonus for the fiscal year during which the termination occurs.

We are required to pay legal fees and expenses incurred by the executive in any disputes regarding his employment agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.

Previously Earned and Fully Vested Deferred Compensation

On termination of an NEO for any reason, the NEO would be entitled to a distribution of previously earned and fully vested deferred compensation, which is distributable in Company shares, cash or other investments pursuant to the applicable plan.

Accordingly, previously earned and fully vested deferred compensation would become distributable under our EDC and SERP, which is distributable in Company shares or cash. The following table sets forth the dollar value as of December 31, 2013 of such previously earned and fully vested deferred compensation for our current NEOs.

Name	$ Value of Shares to be Distributed
Bernard J. Duroc-Danner	70,456,079
Krishna Shivram	—
Dharmesh Mehta	52,201

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EXECUTIVE COMPENSATION

Termination for Good Reason, by Us After a Change of Control or by Us Other Than for Cause

The following table describes cash payments that would have been payable under the Executive Employment Agreements with respect to our current NEOs if an NEO’s employment had been terminated for good reason (other than as a result of non-renewal of the employment agreement), by the Company after a change of control (a “double-trigger”) or by the Company other than for cause, in each case assuming the termination had occurred on December 31, 2013. Amounts payable as a result of termination upon death, disability or termination by the executive for good reason as a result of non-renewal are set forth in additional detail below under “Termination Upon Death, Disability or For Good Reason as a Result of Non-Renewal.”

Name	Termination Obligations ($)	(1)	Other Payment ($)	(2)	Total ($)
Bernard J. Duroc-Danner	15,746,463		252,788		15,999,251
Krishna Shivram	4,678,515		75,088		4,753,603
Dharmesh Mehta	5,109,500		81,912		5,191,412

(1)	Represents accrued vacation, prorated bonus and Salary and Bonus Payment.

(2)	Represents contractual interest on payments deferred for six months in accordance with Section 409A.

In addition to the cash payments described above, the NEOs would have been entitled to receive certain non-cash compensation. The value of that non-cash compensation is set forth in the table below (referred to in this proxy statement as the “Non-Cash Compensation Table”).

Name	$ Value of Equity Awards	$ Value of Healthcare Benefit
Bernard J. Duroc-Danner	21,310,398	476,439
Krishna Shivram	–	34,560
Dharmesh Mehta	6,946,289	12,384

There are no additional rights granted to executives under the Executive Employment Agreements as a result of a change of control, other than providing that an executive can terminate his Executive Employment Agreement in connection with a change of control for a material diminution of the executive’s position, authority, duties or responsibilities (which will constitute good reason). Further, the Executive Employment Agreements provide that the Company will require any successor to all or substantially all of the Company’s business and/or Company’s assets to expressly assume and agree to perform the Executive Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession will entitle the NEO to compensation from the Company in the same amount and on the same terms as the executive would be entitled if the executive were to terminate employment for good reason after a change of control, except that, (i) for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the date of termination and (ii) the Company will be given the opportunity to cure the foregoing.

The equity plans and related grant and award agreements in which our NEOs participate generally provide for the vesting of relevant grants and awards and acceleration of certain benefits upon a change of control. For certain outstanding option awards, our Board has the discretion upon a change of control whether to accelerate the vesting of the outstanding award, or require the award to be substituted or otherwise adjusted.

Termination Upon Death, Disability or For Good Reason as a Result of Non-Renewal

In the event of a current NEO’s death, disability or termination by the executive for good reason as a result of non-renewal, he (or his estate) would be entitled to receive the compensation described above in “Termination for Good Reason, by Us After a Change of Control or by Us Other than for Cause,” except that:

  the Salary and Bonus Payment would be reduced to a multiple of one times the officer’s salary and target bonus;
  the NEO’s estate would receive life insurance proceeds in the amount of up to one times (two times in the case of Dr. Duroc-Danner) his salary or salary bracket, up to a maximum of $2,000,000;
  if applicable, the NEO’s estate would receive accidental death and dismemberment proceeds in the amount of two times his salary, up to a maximum of $2,000,000; and
  if applicable, the NEO’s estate would receive business travel accident proceeds in the amount of four times his salary, up to a maximum of $1,000,000.

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The following table describes cash payments that would be required to be made under the Executive Employment Agreements with respect to our current NEOs and under our retirement plans in the event of an NEO’s death, disability or termination by the executive for good reason as a result of non-renewal. The amounts shown for such person in the table include amounts earned through such time and are estimates of the amount that would be paid out to the NEO upon termination. The actual amounts to be paid out can only be determined at the time of, and depend upon the circumstances surrounding, termination.

Name	Termination Obligations ($)	(1)	Other Payment ($)	(2)	Total ($)
Bernard J. Duroc-Danner	7,038,181		111,278		7,149,459
Krishna Shivram	1,678,515		26,338		1,704,853
Dharmesh Mehta	2,249,500		35,437		2,284,937

(1)	Represents accrued vacation, prorated bonus and Salary and Bonus Payment.

(2)	Represents contractual interest on payments deferred for six months in accordance with Section 409A.

In addition to the payments set forth above, the NEO would also receive:

  any unpaid salary through the date of termination;
  all compensation set forth in the Non-Cash Compensation Table (Healthcare Benefit reduced to one year);
  in the event of an NEO’s death, his estate would be entitled to the following life insurance proceeds: Dr. Duroc-Danner $2,000,000, Mr. Shivram $750,000 and Mr. Mehta $750,000;
  in the event of an NEO’s accidental death or dismemberment due to employment, the NEO or his estate would be entitled to the following proceeds: Dr. Duroc-Danner $2,000,000, Mr. Shivram $1,500,000 and Mr. Mehta $1,500,000; and
  in the event of an NEO’s death due to an accident while traveling on company business, his estate would be entitled to $1,000,000.
Termination for Cause or Voluntary Termination

No other special or additional payments are payable to any of the NEOs under the Executive Employment Agreements in the event of a termination for “cause” or voluntary termination of employment by the NEO for other than “good reason.”

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Outstanding equity awards at December 31, 2013

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)		Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested(2) (#)		Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Bernard J. Duroc-Danner	785,352	(3)	5.94	09/25/2015	–		–	–		–
	370,000		8.79	12/17/2016	–		–	–		–
	336,650		20.05	02/28/2016	–		–	–		–
	–		–	–	–		–	155,214	(4)	2,404,265
	–		–	–	–		–	343,938	(5)	5,327,600
Krishna Shivram(6)	–		–	–	–		–	–		–
Dharmesh Mehta	–		–	–	6,000	(7)	92,940	–		–
	–		–	–	6,667	(8)	103,272	–		–
	–		–	–	61,736	(9)	956,291	–		–
	–		–	–	124,678	(10)	1,931,262	–		–
	–		–	–	–		–	23,151	(11)	358,609
	–		–	–	–		–	23,151	(11)	358,609
	–		–	–	–		–	62,339	(5)	965,631
Nicholas W. Gee	–		–	–	207,210	(12)	3,209,683	–		–
	–		–	–	–		–	125,501	(13)	1,944,010
John H. Briscoe(14)	–		–	–	–		–	–		–
Peter T. Fontana(15)	–		–	–	–		–	–		–
Joseph C. Henry(16)	38,000		10.79	06/15/16	–		–	–		–
William B. Jacobson	–		–	–	258	(17)*	3,996	–		–
	–		–	–	419	(18)*	6,490	–		–
	–		–	–	834	(19)*	12,919	–		–
	–		–	–	443	(20)*	6,862	–		–
	–		–	–	484	(17)*	7,497	–		–
	–		–	–	478	(18)*	7,404	–		–
	–		–	–	766	(21)*	11,865	–		–
	–		–	–	9,427	(22)*	146,024	–		–
	–		–	–	990	(20)*	15,335	–		–
	–		–	–	514	(23)*	7,962	–		–
	–		–	–	61,936	(9)*	959,389	–		–
	–		–	–	454	(24)*	7,032	–		–
	–		–	–	570	(25)*	8,829	–		–
	–		–	–	597	(18)*	9,248	–		–
	–		–	–	1,362	(26)*	21,097	–		–
	–		–	–	85,985	(27)*	1,331,908	–		–
	–		–	–	1,688	(28)*	26,147	–		–
	–		–	–	565	(17)*	8,752	–		–
	–		–	–	511	(18)*	7,915	–		–
	–		–	–	–		–	14,141	(4)*	219,044
	–		–	–	–		–	12,703	(11)*	196,769
	–		–	–	–		–	12,703	(11)*	196,769
	–		–	–	–		–	42,993	(5)*	665,962

(1)	As the Company no longer grants options and due to the passage of time, all outstanding options are exercisable and none are subject to further vesting requirements.

(2)	The number of performance units reported and the payout value reported are based on achieving the threshold performance level.

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(3)	Option has been transferred to a family limited partnership for estate planning purposes.

(4)	Performance units vested on January 1, 2014.

(5)	Performance units vest on January 1, 2016.

(6)	Mr. Shivram joined the Company in November 2013 and did not have any unvested shares or performance units as of December 31, 2013.

(7)	Half of these restricted shares vested on February 2, 2014, and half will vest on February 2, 2015.

(8)	Restricted share units vested on April 12, 2014.

(9)	Half of these restricted share units vested on March 23, 2014, and half will vest on March 23, 2015.

(10)	One-third of the restricted share units vested on March 7, 2014 and one-third will vest on each of March 7, 2015 and 2016.

(11)	Performance units vest on January 1, 2015.

(12)	The restricted share units were scheduled to vest during the period January 2, 2014, through April 1, 2016, however all unvested units vested on February 28, 2014, in connection with Mr. Gee’s separation from the Company.

(13)	The performance units were scheduled to vest during the period January 1, 2014, through January 1, 2016, however all eligible units vested on February 28, 2014, in connection with Mr. Gee’s separation from the Company.

(14)	Mr. Briscoe left the Company on September 11, 2013. All of his share and unit awards vested in connection with his separation.

(15)	Mr. Fontana left the Company on December 13, 2013. All of his share and unit awards vested in connection with his separation.

(16)	Mr. Henry left the Company on June 30, 2013. All of his share and unit awards vested in connection with his separation.

(17)	Restricted share units vested on July 1, 2014.

(18)	Restricted share units vest on October 1, 2014.

(19)	Half of the restricted share units vested on January 4, 2014, and half will vest on January 4, 2015.

(20)	The restricted share units vested on April 1, 2014.

(21)	Half of the restricted share units vested on January 3, 2014, and half will vest on January 3, 2015.

(22)	The restricted share units vested on February 15, 2014.

(23)	The restricted share units vested on January 3, 2014.

(24)	The restricted share units vested on April 2, 2014.

(25)	The restricted share units vested on July 2, 2014.

(26)	Half of the restricted share units vested on January 2, 2014, and half will vest on January 2, 2015.

(27)	One third of the restricted share units vested on March 7, 2014, and one third will vest on each of March 7, 2015 and 2016.

(28)	Half of the restricted share units vested on April 1, 2014, and half will vest on April 1, 2015.

*	All of Mr. Jacobson’s previously unvested restricted share and performance unit awards vested on July 3, 2014, upon his departure from the Company.

Option exercises and restricted shares/units vested in 2013

The following table provides information about restricted shares or RSUs that vested, and the value realized on exercise and vesting by our NEOs during 2013. No options were exercised by our NEOs in 2013.

	Restricted Share and Restricted Share Unit Awards
Name	Number of Shares/Units Acquired on Vesting (#)	Value Realized On Vesting ($)	(a)
Bernard J. Duroc-Danner	23,697	306,485
Krishna Shivram	231,024	3,936,649
Dharmesh Mehta	49,870	601,494
Nicholas W. Gee	60,625	749,759
John H. Briscoe	514,852	8,010,723
Peter T. Fontana	1,149,588	16,604,722
Joseph C. Henry	349,835	4,732,540
William B. Jacobson	81,107	989,372

(a)	Calculated using the closing price on date of vesting.

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Pension benefits

The following table and the information below it contain information regarding the SERP at December 31, 2013. Of our NEOs, only Dr. Duroc-Danner participates in the SERP. As described in the Compensation Discussion and Analysis section in this proxy statement, the SERP has been suspended, and further benefit accruals under the SERP were frozen effective March 31, 2010. In May 2010, Dr. Duroc-Danner elected to convert his accrued pension benefit into approximately 4.4 million notional share units. Therefore, the actual benefit payable to Dr. Duroc-Danner on departure is that number of shares, not the amount reflected below. The actuarial value of the retirement benefit as of December 31, 2013 (using the same assumptions used for financial reporting purposes, with the exception of retirement age) is as follows:

Name	Actuarial Present Value of Accumulated Benefit ($)	(1)	Payments During Last Fiscal Year ($)
Bernard J. Duroc-Danner	70,970,599		–

(1)	Value was determined using the projected unit credit actuarial cost method. The present value number, however, does not reflect the actual value of the eventual payment of these benefits as the payment will be in shares. As Dr. Duroc-Danner has reached retirement age according to plan calculations, there is no further discount to be applied. As a result, the amount above reflects the full benefit value in accordance with pension accounting.

For more information on our retirement plans, see “Retirement Plans” on page 32 of this proxy statement.

Nonqualified deferred compensation

We terminated the EDC in May 2012. As a result of the termination of the EDC, participants who had accrued benefits under the EDC prior to December 31, 2004, including Dr. Duroc-Danner, received a partial distribution of shares in May 2012 in respect of their accrued benefits. All remaining amounts in the EDC will be payable to participants upon the occurrence of triggering events under the plan and, in any event, no later than January 1, 2017.

We suspended the EDC in 2008 because of uncertainties concerning the application of Code Section 457, and no further benefits have accrued to participants since that time. All participants in the EDC are fully vested in their plan balances.

The following table and the information below it contain information regarding the NEOs who were participants under our deferred compensation plans in 2013.

Name	Executive Contributions in 2013 ($)	(1)	Registrant Contributions in 2013 ($)	(1)	Aggregate Earnings in 2013 ($)	(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/13 ($)	(3)
Bernard J. Duroc-Danner	–		–		650,500		–	2,343,312
Dharmesh Mehta	–		–		14,491		–	52,201
Peter T. Fontana(4)	–		–		19,287		(80,586)	–
Joseph C. Henry(5)	–		–		65,762		(236,104)	–

(1)	As the EDC has been suspended since 2008, there were no executive or Company contributions made during 2013, and, as a result, no corresponding amounts reported in the 2013 Summary Compensation Table.

(2)	Amounts represent stock price appreciation based on normal share price fluctuation as experienced by all Company shareholders.

(3)	The total current value at December 31, 2013 of the deferred salary of $2,343,312 for Dr. Duroc-Danner was comprised of executive contributions of $781,099 and Company contributions of $1,562,213 that were included as compensation in the Summary Compensation Table in previous years (before 2009). The total current value at December 31, 2013 of the deferred salary of $52,201 for Mr. Mehta was comprised of executive and Company contributions made prior to Mr. Mehta becoming an NEO and are therefore not disclosed herein.

(4)	Mr. Fontana received a gross distribution of 5,478 shares in 2013 in conjunction with his departure from the Company.

(5)	Mr. Henry received a gross distribution of 15,222 shares in 2013 in conjunction with his departure from the Company.

44     Weatherford International plc - 2014 Proxy Statement

 AGENDA ITEM 4     AUTHORIZATION
 TO HOLD THE 2015 ANNUAL GENERAL
 MEETING OF SHAREHOLDERS OF
 WEATHERFORD AT A LOCATION OUTSIDE
 OF IRELAND

The Board of Directors recommends that you vote “FOR” this proposal.

Under Section 140 of the Irish Companies Act, 1963, and in accordance with Article 48 of the Company's Articles of Association, the shareholders of the Company may authorize the holding of any Annual General Meeting of Shareholders at a location outside of Ireland. The Board may determine to hold the 2015 Annual General Meeting outside of Ireland, and is therefore asking our shareholders to authorize holding the 2015 Annual General Meeting at a location outside of Ireland.

The text of the resolution in respect of Proposal 4 is as follows:

"RESOLVED, that the Annual General Meeting of Shareholders for 2015 may be held at such place outside Ireland as may be determined by the Directors."

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present).is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions and “broker non-votes” will not affect the voting results.

Weatherford International plc - www.WeatherfordAnnualMeeting.com     45

 OTHER INFORMATION

Incorporation by reference

The Audit Committee Report and the Compensation Committee Report contained in this proxy statement are not deemed to be soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Section 16(a) beneficial ownership reporting compliance

All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the SEC pursuant to Section 16(a) of the Exchange Act.

We have reviewed these reports, including any amendments, and written representations from the executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2013. Due to an administrative error by Dr. Guillermo Ortiz, a Form 4 that was required to be filed in January 2013 was not filed until April 11, 2013.

Proposals by shareholders

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds a meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2015 Annual General Meeting, your proposals must be received by us by January 8, 2015, and must otherwise comply with Rule 14a-8. Any proposal received after such date will be considered untimely.

If you desire to bring a matter before the 2015 Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in our Articles of Association. Our Articles provide that any shareholders together representing not less than 860,000 shares may request for inclusion of an item on the agenda or a nominee. To be timely for an annual general meeting, a shareholder’s notice to the Corporate Secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received by the Corporate Secretary at the address specified below not less than 60 calendar days nor more than 90 calendar days before the first anniversary of the notice convening the Company’s annual general meeting for the prior year; provided, however, that in the event that no annual general meeting was held the previous year or the date of the annual general meeting is not within 30 calendar days before or after such anniversary date, a member’s notice in order to be timely must be so received not later than the close of business on the 10th calendar day after the date on which public announcement or other notification to the shareholders of the date of the contemplated annual general meeting is first made by the Company.

In no event will the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information that would be required to be included in a proxy statement pursuant to the rules of the SEC.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Articles of Association. They are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Governing Documents.” Shareholders also may obtain a copy of these documents free of charge by submitting a written request to our Corporate Secretary at Bahnhofstrasse 1, 6340 Baar, Switzerland.

Any shareholder proposal (including the nomination of any director), whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at Bahnhofstrasse 1, 6340 Baar, Switzerland.

46     Weatherford International plc - 2014 Proxy Statement

OTHER INFORMATION

Other business

We know of no other business that will be brought before the Annual General Meeting. Under our Articles, shareholders may only bring business before a general meeting if it is requested within the time limits described above in the section entitled “Proposals by Shareholders” or if it is otherwise provided under Irish law or our Articles. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

Householding

The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statement wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to our U.S. Investor Relations Department at 2000 St. James Place, Houston, Texas 77056. Telephone requests may be directed to +1(713) 836-4000. We will deliver, promptly upon written or oral request to our U.S. Investor Relations Department, a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Additional information available

The 2013 Annual Report on Form 10-K and the audited consolidated financial statements of Weatherford Switzerland, our predecessor company, for the year ended December 31, 2013 and accompanying auditors’ reports have been filed with the SEC. Complete copies of these materials are available on our website at www.weatherford.com. Any record shareholder may also obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056 or by telephone at +1 (713) 836-4000. Copies of any exhibits to Weatherford Switzerland’s Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you have any other questions about us, please contact our U.S. Investor Relations Department at the address or phone number above or visit our website.

August 13, 2014

By Order of the Board of Directors

Dianne B. Ralston
Corporate Secretary

Weatherford International plc - www.WeatherfordAnnualMeeting.com     47

The improved formatting of our Proxy Statement has reduced the number of pages we print, conserving the following resources:

17 tons of wood, the equivalent of 78 trees
63 million fewer BTUs, enough energy to operate one American home for 253 days
44,318 fewer gallons of water
3,727 fewer pounds of solid waste

Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org

Learn more about Weatherford

Please visit our Annual General Meeting website

www.WeatherfordAnnualMeeting.com

youtube.com/weatherfordcorp

facebook.com/weatherfordcorp

twitter.com/weatherfordcorp

linkedin.com/company/weatherford

Core Shale Sample, Weatherford Laboratories Evaluation Services.

WEATHERFORD INTERNATIONAL PLC ATTN: Dianne B. Ralston Bahnhofstrasse 1, 6340 Baar, Switzerland
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 a.m. Central European Time on September 23, 2014 (11:59 p.m. New York time on September 22, 2014). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:59 a.m. Central European Time on September 23, 2014 (11:59 p.m. New York time on September 22, 2014). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

1A	David J. Butters	☐	☐	☐

1B	Bernard J. Duroc-Danner	☐	☐	☐

1C	John D. Gass	☐	☐	☐

1D	Francis S. Kalman	☐	☐	☐

1E	William E. Macaulay	☐	☐	☐

1F	Robert K. Moses, Jr.	☐	☐	☐

1G	Guillermo Ortiz	☐	☐	☐

1H	Sir Emyr Jones Parry	☐	☐	☐

1I	Robert A. Rayne	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the financial year ending December 31, 2014, to hold office until the close of the 2015 Annual General Meeting, and to authorize the board of directors of the Company, acting through the Audit Committee, to determine the auditors' remuneration.	☐	☐	☐

3.	To adopt an advisory resolution approving the compensation of the named executive officers.	☐	☐	☐

4.	To authorize holding the 2015 Annual General Meeting at a location outside of Ireland as required under Irish law.	☐	☐	☐

NOTE: The foregoing items, including the votes required in respect of each, are more fully described (and the full text of each proposal is set out) in the accompanying proxy statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

WEATHERFORD INTERNATIONAL PLC
Annual General Meeting of Shareholders
September 24, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dianne B. Ralston and Bernard J. Duroc-Danner, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of WEATHERFORD INTERNATIONAL PLC that the shareholder(s) is/are entitled to vote if personally present at the Annual General Meeting of Shareholders, to be held at 10:00 AM, Central European Time, on September 24, 2014, at The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland, and any adjournment or postponement thereof on the matters more particularly described in the Proxy Statement for the 2014 Annual General Meeting of Shareholders. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual General Meeting of Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side